Exhibit 10.1
Dated 24 February 2026
Share Sale and Purchase Agreement
relating to the sale and purchase of
shares in Kosmos International Petroleum, Inc.

between
KOSMOS ENERGY OPERATING
as Seller

and
PANORO ENERGY BLOCK G LIMITED
as Purchaser
and
PANORO ENERGY ASA
as Purchaser Guarantor

2

This agreement is made on 24 February 2026 (the “Agreement”)
Between:
(1)KOSMOS ENERGY OPERATING, an exempted company incorporated with limited liability under the laws of the Cayman Islands, with company number [***], and having its registered office at Fourth Floor, Century Yard, Cricket Square, Elgin Avenue, P.O. Box 32322, George Town, KY1-1209, Grand Cayman, Cayman Islands (the “Seller”);
(2)PANORO ENERGY BLOCK G LIMITED, a company incorporated in the Isle of Man, with company number [***] and having its registered office at First Names House, Victoria Road, Douglas, IM2 4DF, Isle of Man (“Purchaser”); and
(3)PANORO ENERGY ASA, a company incorporated in Norway, with company number [***] and having its registered office at c/o Advokatfirmaet Schjødt AS, Tordenskiolds gate 12, P.O. Box 2444 Solli, 0201 Oslo, Norway (“Purchaser Guarantor”).
(together referred to as the “Parties”, and each individually as a “Party”).
Whereas:
(A)The Seller has agreed to sell the Shares (as defined below), and the Purchaser has agreed to purchase and pay for one hundred percent (100%) of the Shares, on the terms of this Agreement.
(B)Particulars of the Company and its Subsidiary are set out in Part 1 of Schedule 1 (Details of the Company) and Part 2 of Schedule 1 (Details of the Subsidiary).
(C)The Purchaser Guarantor has agreed to guarantee the obligations of Purchaser to pay the Consideration payable by Purchaser under and in accordance with this Agreement and to give the warranties in Clause 26.9.
Now it is hereby agreed as follows:
1.Interpretation
1.1In this Agreement and the Schedules to it:
“Accounts” means the unaudited financial statements of the Group Companies for the accounting reference period that ends on 31 December 2024, such financial statement comprising, in each case, a balance sheet and a profit and loss account statement;
1(a)“Adjustments” means the adjustments to the Initial Consideration prior to Completion as described in Clause 4.3 (Consideration) and subsequent adjustments to the Initial Adjusted Consideration following Completion as described in Clause 4.4 (Consideration);
“Affiliate” means, in relation to a Party, any subsidiary or subsidiary undertaking or holding company of that Party and all other subsidiaries or subsidiary undertakings of any such holding company;
“Affiliate Contract” means the contracts, agreements or arrangements between any Group Company and any member of the Retained Group listed in Schedule 8;
“Alignment Agreement” means the agreement between inter alia The Republic of Equatorial Guinea and the Subsidiary concerning the transaction covered by this Agreement entered into prior to the Completion Date;
“Anti-Bribery Laws” means in each case: (i) the UK Bribery Act 2010 (as amended); (ii) the U.S. Foreign Corrupt Practices Act of 1977 (as amended); (iii) any other applicable law, rule or regulation of similar purpose and scope of the Republic of Equatorial Guinea; and (iv) for each Party, the laws prohibiting bribery and corruption in the countries of such Party’s place of incorporation, principal place of business, or place of registration as an issuer of securities, or in the countries of such Party’s ultimate parent entity’s place of incorporation, principal place of business, or place of registration as an issuer of securities. For purposes of this Agreement, the laws described above will be treated as though they apply to each Party, its Affiliates, its Associated Persons, directors, officers, employees, agents or consultants;
“Anti-Bribery Warranties” means the warranties given by each Party set out in Clause 16;
“Arbitration” has the meaning given in Clause 34.3 (Governing law and jurisdiction);
“Arm’s Length Sale” means a sale of Crude Oil for cash to an entity that is not an Affiliate of the Subsidiary or the Company Group;
“Assets Documents” means all deeds, contracts, permits, instruments, notices and other documents to the extent affecting or otherwise pertaining to a Licence Area or a Group Company (including its assets or operations), as any of the same may have been or may be assigned, amended, modified, varied, replaced or novated from time to time;
“Associated Person” means, in relation to a company, a person who performs or has performed services for or on that company’s behalf;
“Assurance” means any warranty, representation, statement, assurance, covenant, agreement, undertaking, indemnity, guarantee or commitment of any nature whatsoever;
“Barrel” has the meaning in the PSC License;
“Books and Records” includes, without limitation, all notices, correspondence, orders, inquiries, drawings, plans, Tax Records, books of account and other documents and all computer disks or tapes or other machine legible programs or other records (excluding software);
“Business” means the business of the Group Companies comprising activities related to oil and gas exploration, development, production and transportation as carried out by the Group Companies at the Execution Date;
“Business Day” means a day (other than a Saturday or a Sunday or a public holiday) on which commercial banks are open for business in London, New York and Dallas, Texas;
“Cash Call” has the meaning given in the JOA;
“CEMAC Condition” means the Condition to Completion set out in Clause 3.1(f);
“CEMAC Regulation” means CEMAC Regulation No. 2019-06 of 7 April 2019 on competition law;
“Claim” means any claim made by the Purchaser and/or Purchaser Guarantor under this Agreement (excluding any claim made under or pursuant to Clauses 4.6 (Consideration), 5 (Pre-Completion Obligations), 6.3 to 6.7 (Final Statements of Account) or 7 (Leakage)) and “Claims” shall mean all such claims. Any such claim shall include interest from the date of claim to the date of payment at the Default Interest Rate;
“Companies Act” means the Companies Act 2006 as enacted by the Parliament of the United Kingdom;
“Company” means Kosmos International Petroleum, Inc., a company incorporated in the Cayman Islands, with company number [***] and having its registered office at Fourth Floor, Century Yard, Cricket Square, Elgin Avenue, P.O. Box 32322, George Town, KY1-1209, Grand Cayman, Cayman Islands, further details of which are set out in Part 1 of Schedule 1 (Details of the Company);
“Completion” means completion of the sale and purchase of the Shares under this Agreement;

“Completion Date” means five (5) Business Days after (and excluding) the day on which the Conditions have been satisfied or waived in accordance with this Agreement, or such other date as the Seller and the Purchaser agree in writing;
“Conditions” has the meaning given in Clause 3.1 (Conditions);
“Consideration” means the total aggregate consideration payable for the Shares as set out in Clause 4 (Consideration) of this Agreement;
“Continuing Provisions” means Clause 1 (Interpretation), Clause 22 (Assignment), Clause 23 (Entire agreement), Clause 24 (Notices), Clause 25 (Announcements), Clause 28 (Confidentiality), Clause 28 (Costs and expenses), Clause 30 (Severance and validity), Clause 32 (Variations), Clause 33 (Remedies and waivers), Clause 34 (Third party rights), Clause 35 (Governing law and jurisdiction) and Clause 36 (Agent for service of process), all of which shall continue to apply after the termination of this Agreement pursuant to Clause 3.6 (Conditions) or Clause 8.3(c) (Completion) without limit in time;
“Crude Oil” has the meaning given in the PSC Licence;
“Data Room Documents” means the documents and data (including correspondence, electronic files, software and information) made available in a physical and/or virtual data room by or on behalf the Seller and/or any other member of the Retained Group and/or any Group Company for inspection by or on behalf of the Purchaser in relation to or connected with the Company, its Subsidiary and/or the PSC Licence and/or the JOA: (i) as contained on one or more hard disk drives or CDs initialled on behalf of the Seller and the Purchaser and delivered to the Purchaser on or before the date of this Agreement or in the case of the Updated Disclosure Letter, five (5) days prior to the Completion Date; or (ii) if not contained on such hard disk drives or CDs, as annexed to the Disclosure Letter or Updated Disclosure Letter, as applicable;
“Dated Brent” means the crude oil price index known as such and published by Platts Crude Oil Marketwire;
“Debt” means, as of any date, any indebtedness outstanding, secured or unsecured, contingent or otherwise, which is for borrowed money including all principal, interest, premiums, fees, expenses, overdrafts and penalties with respect thereto, or evidenced by bonds, notes, debentures or similar instruments or representing the balance deferred and unpaid of the purchase price of any property or service, and shall also include:
1(a)all obligations for the reimbursement of any obligation or on any letter of credit, banker’s acceptance or similar credit transaction;
1(b)obligations under any swap, hedge or similar protection device; and
1(c)any other obligations, contingent or otherwise, that, in accordance with US GAAP, should be classified upon the balance sheet as indebtedness;
“Default Interest Rate” means eight percentage points per annum;
“Deferred Contingent Consideration” has the meaning given in Clause 4.7 (Consideration);
“Designated Person” means a person or entity:
1(d)listed in the index to, or otherwise subject to the provisions of, the Executive Order;
1(e)named as a “Specially Designated National and Blocked Person” (“SDN”) on the most current list published by OFAC at its official website or any replacement website or other replacement official publication of such list;
1(f)in which an entity on the SDN list has fifty percent (50%) or greater ownership interest or that is otherwise controlled by an SDN;

1(g)the Consolidated List of Persons, Groups and Entities subject to EU Financial Sanctions;
1(h)the Consolidated List of Financial Sanctions Targets maintained by the UK Treasury; or
1(i)with which the Seller or any member of the Retained Group is prohibited from dealing or otherwise engaging in any transaction by any Sanctions Laws and Regulations;
“Disclosed” means fully and fairly disclosed to the Purchaser and/or any member of the Purchaser Group (and/or any of their Representatives) by or on behalf of the Seller and/or any other member of the Retained Group and/or any Group Company:
(a)in the Disclosure Letter; and/or
(b)in the Updated Disclosure Letter, as applicable; and/or
(c)in the Data Room Documents;
“Disclosure Letter” means the disclosure letter in the agreed form at least 5 Business Days prior to the date of this Agreement and dated as of the date of this Agreement, addressed by the Seller to the Purchaser and delivered to the Purchaser immediately before the execution of this Agreement;
“Dispute” has the meaning given in Clause 36.2 (Governing law and jurisdiction);
“Documents” has the meaning given in Clause 10.2(b);
“Due Diligence” means the investigation into and the assessment of the affairs of the Group Companies carried out by or on behalf of the Purchaser and/or any member of the Purchaser Group (and/or their respective Representatives) prior to the date of this Agreement, including the review and evaluation of all information, data, materials and other documentation (whether in electronic or hard copy format) which was Disclosed (whether in electronic or hard copy format, on-line or pursuant to presentations) to the Purchaser and/or any member of the Purchaser Group (and/or any of their respective Representatives) prior to the date of this Agreement;
“Economic Date” means 1 January 2025;
“Encumbrance” means any claim, pledge, charge, option, lien (other than liens arising by operation of law in the ordinary course of trading), assignment, mortgage, debenture, hypothecation, security interest, title retention, obligation to purchase an interest, pre-emption right or other rights of any third persons, or any agreement to create any of the above;
“EG Government” means the government of the Republic of Equatorial Guinea;
“Entitlement” has the meaning provided in each JOA in respect of the forty point three hundred and seventy-five percent (40.375%) participating interest held by the Subsidiary on the Completion Date;
“Environment” means living organisms including the ecological systems of which they form part and the following media: air (including air within natural or man-made structures, whether above or below ground); water (including territorial, coastal and inland waters, water under or within land and water in drains and sewers); land (including land under water); soil and land and any ecological systems and living organisms supported by these media;
“Environmental” means relating to the Environment;
“Environmental Law” means all laws, international treaties, national, federal, provincial, state or local statutes or regulations (including by-laws and other subordinate legislation), the common law, and any codes and conventions of law (having legal effect) as amended from time to time to which any member of the Retained Group or the Group Companies is subject and any obligations owed thereunder or rules in respect thereof, from time to time, in any relevant jurisdiction (including any guidelines, notes for industry and decommissioning programmes in effect from time to time, in each case having legally binding effect) concerning harm or damage to or protection of the Environment or the provision of remedies in respect of or compensation for harm or damage to the Environment, worker or public health and safety, pollution or decommissioning, abandonment, removing or making safe any property (including platforms, pipelines, plant, machinery, wells (including well and drill cuttings), facilities and all other offshore and onshore installations and structures);
“Environmental Liabilities” means any claims, demands, actions, proceedings, costs, charges, expenses, losses, liabilities or obligations incurred in relation to or arising out of, or alleged to arise out of, any breach of Environmental Law, arising in connection with any of the assets or operations of the Group Companies, including in relation to cleaning up, decontamination of, removing and disposing of debris or any property (including platforms, pipelines, plant, machinery, wells (including well cuttings), facilities and all other offshore and onshore installations and structures) reinstating any area of land, foreshore or seabed, wherever situated; and including any residual liability for anticipated or necessary continuing insurance, maintenance and monitoring costs, and in all cases irrespective of when such claims, costs, charges, expenses, liabilities or obligations are or were incurred and regardless in each case of any breach of obligation or negligence on the part of any of member of the Retained Group or any Group Company;
“Environmental Warranties” means the warranties listed in Clauses 10.2(jj) to 10.2(ll);
“Escrow Account” has the meaning given in Clause 28.4;
“Escrow Agent” has the meaning given in Clause 28.4;
“Escrow Agreement" has the meaning given in Clause 28.4;
“Excluded Matters” means any one or more of the following:
1(a)any country-wide, regional, or industry-wide or other international changes in the social, political, industrial, market, financial or economic conditions in which the Group Companies operate or in which the products of the Group Companies are used or distributed (including changes in energy, electricity or other operating costs);
1(b)any changes in stock markets, commodity prices, currency, exchange rates or interest rates;
1(c)any natural decline in the well production levels, reserves or resources of any of the Group Companies or any reclassification or recalculation of reserves, but in each case excluding a material adverse impact on the reserves or production levels that results from an extraordinary or catastrophic operational incident, blow-out, or similar adverse physical event;
1(d)any change in laws, regulations or accounting practices, or the enforcement or interpretation thereof, applicable to the Group Companies;
1(e)storms, floods, tornadoes, earthquakes or any other natural disaster (but excluding such event to the extent that it has a material adverse impact on production, reserves or resources of any of the Group Companies);
1(f)any hostilities, acts of war, sabotage, terrorism or military action, other than any such event in or relating to the jurisdiction in which the Group Companies operate; or
1(g)drilling, completion or production results for a Group Company obtained as a result of activities by or on behalf of a Group Company conducted in accordance with the relevant Interest Documents and in the Ordinary Course of Business;
“Execution Date” means the date this Agreement is executed by the Seller, the Purchaser and the Purchaser Guarantor;

“Executive Order” means the US presidential Executive Order No. 13224 of 23 September 2001, entitled Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism or any other order which superseded or amended the Executive Order No. 13224;
“Final Adjusted Consideration” means the Initial Adjusted Consideration adjusted by the Final Statement of Accounts and any applicable interest, in accordance with Clauses 4.4 and 6.6 and Schedule 5 (Final Statement of Accounts);
“Final Settlement Amount” means the difference between the Initial Consideration and the Final Adjusted Consideration;
“Final Statement of Accounts” means a Final Statement of Accounts in the form set out in Part 2 of Schedule 5 (Final Statement of Accounts);
“Final Statement of Accounts Date” means the date on which the Seller delivers the Final Statement of Accounts to the Purchaser in accordance with Clause 6.1 (Final statements of accounts);
“Good and Prudent Oilfield Practice” means the exercise of that degree of skill, diligence, prudence and foresight that would reasonably and ordinarily be expected to be applied by a skilled and experienced person engaged in the upstream oil and gas industry;
“Government Official” means (i) any official, employee, agent, advisor or consultant employed by or acting on behalf of a government or any federal, regional or local department, agency, state-owned or state-operated enterprise or corporation or any other instrumentality thereof, (ii) any official or employee or agent of a public international organisation designated by Executive Order pursuant to 22 U.S.C. § 288 or as defined in Section 6(6) of the UK Bribery Act 2010 (as amended), or (iii) any official or employee or agent of a political party or candidate for political office;
“Governmental or Regulatory Authority” means any court, tribunal, arbitrator, legislature, government, ministry, committee, inspectorate, authority, agency, commission, official or other competent authority of any country or any state, as well as any region, city or other political subdivision of any of the foregoing;
“Group Companies” means the Company and the Subsidiary and a “Group Company” means any of them;
“Group Company Bank Accounts” means each of the following accounts:
1(h)[***] – Account number [***];
1(i)[***]– Account number [***]
1(j)[***] – Account number [***]; and
1(k)[***] – Account number [***];
“Guaranteed Obligations” has the meaning given in Clause 26.1;
“Indemnities” means the indemnities set out in Clause 13.1 and Indemnity shall mean any one of them;
“Interest Documents” means:
1(l)the PSC Licence; and
1(m)each JOA;
“Initial Adjusted Consideration” means the Initial Consideration due and payable at Completion, as calculated in the Initial Statement of Accounts which shall take account of the Working Capital Adjustment, having been adjusted in accordance with Clause 4.3 (Consideration);

“Initial Consideration” has the meaning given in Clause 4.1 (Consideration);
“Initial Statement of Accounts” means an Initial Statement of Accounts in the form set out in Part 1 of Schedule 5 (Statement of Accounts);
“Insolvency Event” means the occurrence of any of the following events, or, if it has occurred, has not been resolved or withdrawn and continues:
(a)     an order has been made or a resolution has been passed for the winding up or liquidation of the relevant corporate entity or for a provisional liquidator to be appointed in respect of the relevant corporate entity;
(b)    an administration order has been made or a petition for such an order has been presented in respect of the relevant corporate entity;
(c)    a receiver (which expression shall include an administrative receiver) has been appointed in respect of the relevant corporate entity; or
(d)    the relevant corporate entity is unable or admits inability to pay its debts as they fall due or is deemed to, or is declared to, be unable to pay its debts;
“JOA” means:
(a)First Restated Joint Operating Agreement between Triton Equatorial Guinea, Inc. and Energy Africa Equatorial Guinea Limited dated 1 June 1999 and restated as of 1 January 2000 for operations in Block G offshore Equatorial Guinea; and
(b)Joint Operating Agreement for Field Development and Production between the Entities Constituting Part of Contractor (as defined therein) in the Field (as defined in the PSC Licence), which at the time of signature were Triton Equatorial Guinea, Inc. and Energy Africa Equatorial Guinea Limited, and/or their respective successors and assigns, which may include the Republic of Equatorial Guinea, effective as of the Effective Date for each Field, being the approval date of the Development Plan (as defined in the PSC Licence) for each such Field under the terms of the PSC Licence;
“LCIA” has the meaning given in Clause 34.2 (Governing law and jurisdiction);
“Leakage” has the meaning given in Clause 7.1 (Leakage);
“Liabilities” means all liabilities, duties and other obligations of every description, any damage, loss, compensation, award (including any tribunal award), cost (including legal costs and experts' and consultants' fees), expense, charge, fine, loss of Tax benefit, Tax Liability, penalty or outgoing suffered or incurred, whether arising under any applicable laws or otherwise, whether present or future, actual or contingent, actual or alleged, agreed or disputed, and whether owed or incurred severally or jointly or as principal or surety and Liability means any one of them;
“Licence Areas” means the areas on which oil and gas exploration, development and/or production are authorised pursuant to the PSC Licence;
“Long Stop Date” means date [***] on which the application and documentation is submitted in respect of the CEMAC Condition or such other date as the Parties may agree in writing;
“Loss” or “Losses” means all losses, liabilities, actions and claims, including charges, costs, damages, fines, penalties, interest and all legal and other professional fees and expenses, including, in each case, all related Taxes;
“MAC Event” means any change in the physical condition of the assets of the Group Companies, the Business, the financial condition or the operations of any of the Group Companies occurring from the Execution Date that results in or has resulted in a Material

Effect, or it can be demonstrated before the Completion Date that it will have a Material Effect within [***]after the Completion Date, provided that under no circumstances shall a MAC Event result in any way from an Excluded Matter;
[***];
“Material Contract” means a contract, agreement, arrangement, guarantee or indemnity to which a Group Company is a party, from which a Group Company benefits or which imposes obligations on a Group Company, in each case which (a) involves payments or receipts by a Group Company of more than [***] over its term; (b) involves the giving of a guarantee or indemnity by a Group Company which could reasonably be expected to result in a payment of more than [***]; or (c) is not on arm's length terms;
“Material Effect” means
1(a)Losses suffered or incurred by the Group Companies exceeding, in the aggregate, an amount equal to [***] of the Initial Consideration; or
1(b)A diminution in value of the Shares, in aggregate exceeding [***] of the Initial Consideration;
“OFAC” means the U.S. Department of the Treasury Office of Foreign Assets Control;
“Ordinary Course of Business” means the activities of the Group Companies that are taken in the course of the normal day-to-day operations of the Group Companies, consistent with:
1(c)applicable law and regulations;
1(d)Good and Prudent Oilfield Practices; and
1(e)their by-laws or articles of association;
“Permitted Encumbrances” means liens, charges, mortgages, pledges, encumbrances, security interests (whether legal or equitable), production payments, carried interests, overrides, rights of set off or other burdens, in each case, arising under or otherwise resulting by operation of law and the rights in favour of GEPetrol and other Governmental or Regulatory Authority according to the terms of the PSC Licence;
“Permitted Leakage” means any Cash Call both issued and paid after the Economic Date or other costs reasonably and properly incurred in accordance with previous business practice and in the Ordinary Course of Business by the Group Companies on a cash basis of accounting after the Economic Date until (and including) the Completion Date. For the purposes of Permitted Leakage the following costs shall be included in accordance with the limits provided below:
(i)For calendar year 2025, management and/or other intra-group charges made or required to be made by the Company to any member of the Retained Group and insurance premium costs relating to the insurance policies in force on the Economic Date and currently in force (including by way of any intra company charge for insurance) up to the aggregate amount of [***]; and
(ii)For calendar year 2026, management and/or other intra-group charges made or required to be made by the Company to any member of the Retained Group up to an amount of [***] per month and insurance premium costs relating to the insurance policies currently in force (including by way of any intra company charge for insurance) up to an amount of [***] per month, both such amounts to be prorated for the number of days in the relevant month in which Completion takes place;

“PSC Licence” means the production sharing contract entered into between the Republic of Equatorial Guinea (represented by the Ministry of Mines and Energy) and Triton Equatorial Guinea, Inc. for Block G on 26 March 1997, as amended from time to time;
“Purchaser Designated Account” means the account the details of which shall be notified to the Seller by Purchase at least five (5) Business Days prior to the due date of the relevant payment;
“Purchaser Guarantee” has the meaning given in Clause 26.1;
“Purchaser’s Warranties” means the warranties referred to in Clause 12 (Purchaser' warranties and undertakings);
“Reasonably Endeavour” means the taking by a Party of action in accordance with Good and Prudent Oilfield Practice and reasonable commercial practice as applied to the particular matter in question, provided, however, that such action shall not include the incurring of any unreasonable expense;
“Reference Interest Rate” means four percentage points per annum;
“Related Persons” has the meaning given in Clause 23.4 (Entire agreement);
“Relevant Claim” has the meaning given in Clause 28.2(b);
“Reorganisation” means the transfer of ownership of the Company from Kosmos Energy Equatorial Guinea to the Seller undertaken by the Retained Group, the Company and/or the Subsidiary after the Economic Date and prior to the Completion Date;
“Representatives” means, in relation to a person, its directors, officers, employees, external legal advisers, accountants, consultants, financial advisers and bankers;
“Retained Amount” has the meaning given in Clause 28.2;
“Retained Group” means the Seller, its subsidiaries and subsidiary undertakings from time to time, any holding company of the Seller and all other subsidiaries or subsidiary undertakings of any such holding company, in each case as defined in the Companies Act and including, for the avoidance of doubt, Kosmos Energy Limited and its subsidiaries but excluding the Group Companies after the Completion Date;
“Rules” has the meaning given in Clause 36.2 (Governing law and jurisdiction);
“Sanctions Laws and Regulations” means (i) any sanctions or requirements imposed by, or based upon the obligations or authorities set forth in, the Executive Order, the USA Patriot Act of 2001, the Iran Threat Reduction and Syria Human Rights Act of 2012, the U.S. International Emergency Economic Powers Act (50 U.S.C. §§ 1701 et seq.), the U.S. Trading with the Enemy Act (50 U.S.C. App. §§ 1 et seq.), the U.S. United Nations Participation Act, the U.S. Syria Accountability and Lebanese Sovereignty Act, the U.S. Comprehensive Iran Sanctions, Accountability, and Divestment Act of 2010, the Iran Sanctions Act, or Section 1245 of the National Defence Authorization Act of 2012, all as amended, or any of the foreign assets control regulations (including but not limited to 31 C.F.R., Subtitle B, Chapter V, as amended) or any other law or executive order relating thereto administered by OFAC, and any similar law, regulation, or Executive Order enacted in the United States after the date of this Agreement and (ii) any sanctions measures imposed by the United Nations Security Council, European Union or any of its present member states, or the United Kingdom;
“Seller Guarantee” has the meaning given in Clause 27.1;
“Seller’s Designated Account” means the bank account the details of which shall be notified to the Purchaser by the Seller at least five (5) Business Days prior to Completion or the due date of the relevant payment;
“Senior Managers” means the individuals listed in Schedule 6 (Senior Managers);

“Shares” means, subject to Clause 5.6, one (1) ordinary share in the Company with a par value of USD $1 (one US Dollar) each, representing one hundred percent (100%) of the shares in the issued share capital of the Company;
“Subsidiary” means Kosmos Equatorial Guinea, Inc., further details of which are set out in Part 2 of Schedule 1 (Details of the Subsidiary);
“Subsidiary Shares” means one (1) ordinary share in the Subsidiary with a par value of USD $1 (one US Dollar) each, representing one hundred percent (100%) of the shares in the issued share capital of the Subsidiary;
“Tax” and “Taxation” means:
(a)all taxes, assessments, charges, duties, fees, levies or other governmental charges in the nature of a tax, including all national, federal, state, local, municipal, foreign and other income, franchise, profits, gross receipts, capital gains, capital stock, transfer, property, sales, use, value-added, occupational, excise, severance, windfall profits, stamp, licence, payroll, social security, royalties, withholding and other taxes, assessments, charges, duties, fees, levies or other governmental charges in the nature of a tax (whether payable directly or by withholding, whether or not requiring filing, whether chargeable directly or primarily against or attributable directly or primarily to any of the Group Companies or any other person and whether any amount in respect of any of them is recoverable from any other person) imposed by any Tax Authority; and
(b)all penalties, fines and interest included in or relating to any Taxation falling in paragraph (a) above;
“Tax Authority” means any Governmental or Regulatory Authority or other authority anywhere in the world that has the power to impose or collect any Tax;
“Tax Records” means all returns, information, statements, accounts, registrations, computations, disclosures, notices, claims, disclaimers, elections, surrenders and applications relating to Tax;
“Tax Warranties” means the warranties set out in Clause 10.2(qq) to Clause 10.2(aaa);
“Tax Statute” any directive, statute, enactment, law or regulation wherever enacted or issued, coming into force or entered into providing for or imposing any Tax, or providing for the reporting, collection, assessment or administration of any Tax liability, and shall include orders, regulations, instruments, bye-laws or other subordinate legislation made under the relevant statute or statutory provision and any directive, statute, enactment, law, order, regulation or provision that amends, extends, consolidates or replaces the same or that has been amended, extended, consolidated or replaced by the same;
“Title Warranties” means the warranties set out in Clause 10.2(a) to Clause 10.2(i) and Clause 10.2(p) to Clause 10.2(r) (Seller’s warranties);
“Transaction Documents” means:
1(a)this Agreement;
1(b)the Disclosure Letter; and
1(c)the Updated Disclosure Letter;
1(d)and “Transaction Document” shall mean any of them;
“Updated Disclosure Letter” means the disclosure letter described as such and dated as of the Completion Date, addressed by the Seller to the Purchaser and delivered to the Purchaser at least five (5) Business Days prior to the Completion Date, substantially in the same form as the Disclosure Letter;

“US GAAP” means the United States generally accepted accounting principles in effect from time to time;
“USD”, “Dollars” or “$” means the lawful currency of the United States of America;
“Warranties” means the warranties set out in Clause 10 (Seller’s warranties) and Clause 16 (Mutual warranties) given by the Seller and “Warranty” shall be construed accordingly;
“Wilful Misconduct” means any act or failure to act (whether sole, joint, or concurrent) by a person or entity which was intended to cause, or which was in reckless disregard of or wanton indifference to, the harmful consequences such person or entity knew, or should have known, such act or failure would have on the safety or property of another person or entity;
“Working Capital Adjustment” means the adjustment of the working capital of the Group Companies as of the Economic Date, determined in accordance with Schedule 7;
“Working Capital Amount” means USD amount determined by the Working Capital Adjustment; and
“Working Hours” means, in relation to any location, 9.30 a.m. to 5.30 p.m. at such location on a Business Day.
1.2The expression “in the agreed form” means in the form agreed between the Parties and signed for the purposes of identification by or on behalf of the Parties.
1.3Any reference to “writing” or “written” means any method of reproducing words in a legible and non-transitory form (excluding, for the avoidance of doubt, email).
1.4References to “include” or “including” are to be construed without limitation.
1.5References to a “company” include any company, corporation or other body corporate wherever and however incorporated or established.
1.6References to a “person” include any individual, company, partnership, joint venture, firm, association, trust, Governmental or Regulatory Authority or other body or entity (whether or not having separate legal personality).
1.7The expressions “body corporate”, “holding company”, “parent undertaking”, “subsidiary” and “subsidiary undertaking” shall have the meaning given in the Companies Act.
1.8The table of contents and headings are inserted for convenience only and do not affect the construction of this Agreement.
1.9Unless the context otherwise requires, words in the singular include the plural and vice versa and a reference to any gender includes all other genders.
1.10References to Clauses, paragraphs and Schedules are to clauses and paragraphs of, and schedules to, this Agreement. The Schedules form part of this Agreement.
1.11References to any statute or statutory provision include a reference to that statute or statutory provision as amended, consolidated or replaced from time to time (whether before or after the date of this Agreement) and include any subordinate legislation made under the relevant statute or statutory provision.
1.12References to any English legal term for any action, remedy, method of financial proceedings, legal document, legal status, court, official or any legal concept or thing shall, in respect of any jurisdiction other than England, be deemed to include what most nearly approximates in that jurisdiction to the English legal term.
1.13All payments required in accordance with this Agreement shall be made in USD. For the purposes of applying a reference to a monetary sum expressed in USD, an amount in a different currency shall be converted into USD on a particular date at an exchange rate equal to the mid-point closing rate for converting that currency into USD on that date as quoted in the New York edition of the Financial Times first next published (or, if no such rate is quoted in the Financial Times, the mid-point closing rate quoted by Barclays Bank PLC in London). In relation to a Claim, the date of such conversion shall be the date of receipt of notice of that Claim in accordance with Schedule 3 (Limitations on Liability).
1.14This Agreement shall be binding on and be for the benefit of the successors and assigns of the Parties.
2.Sale and purchase
2.1The Seller shall sell the Shares and the Purchaser shall purchase the Shares with all rights attaching or accruing to them at Completion on the terms and conditions of this Agreement.
2.2The Seller shall transfer the title to the Shares to the Purchaser free from all Encumbrances.
2.3Neither the Seller nor the Purchaser shall be obliged to complete the sale and purchase of any of the Shares unless the sale and purchase of all the Shares is completed simultaneously.
3.Conditions
3.1The obligations of the Seller and the Purchaser to complete the sale and purchase of the Shares are in all respects conditional on the satisfaction (or waiver, as the case may be) of the following conditions:
a)The Reorganisation has been accomplished;
b)The warranties in Clause 10 (Seller’s Warranties), Clause 12 (Purchaser’s Warranties and Undertakings) and Clause 16 (Mutual Warranties are accurate and true in all material respects;
c)The Subsidiary is not in breach of the JOA and/or the PSC Licence and the Parties are not in breach of this Agreement;
d)[***];
e)The Alignment Agreement has been signed and any requirements contained therein have been complied with to the satisfaction of the Seller and the Purchaser;
f)Receipt of approval to the sale of the Shares, or non-exercise of rights within the prescribed time limit, pursuant to the CEMAC Regulation (“CEMAC Condition”);
g)The Initial Statement of Accounts has been provided to the Purchaser;
h)Deeds of release in a form reasonably satisfactory to the Purchaser relating to the release of Encumbrances over the Shares of the Company and/or the share capital of the Subsidiary and over certain accounts of the Company and Subsidiary;
(a) (the “Conditions”).
3.2The Seller shall use reasonable endeavours to procure the fulfilment of the Conditions, except the CEMAC Condition, as soon as possible and in any event before the Long Stop Date.
3.3The Purchaser shall use reasonable endeavours to procure the fulfilment of the CEMAC Condition as soon as possible and in any event before the Long Stop Date; provided that the Seller and the Purchaser shall share equally and pay on a fifty per cent/fifty percent (50%/50%) basis any fee or other cost required to be paid under the CEMAC Regulation.

3.4The Seller and the Purchaser may, acting jointly and in writing, waive in whole or in part the Conditions.
3.5The Seller undertakes to notify the Purchaser in writing, and the Purchaser undertake to notify the Seller in writing, of anything which will or may prevent the Conditions from being satisfied on or before the Long Stop Date promptly after it comes to its attention.
3.6Each Party shall keep the other informed as to the progress towards the satisfaction of the Conditions and undertakes to notify the other Parties as soon as possible on becoming aware that the Conditions have been satisfied and in any event within two (2) Business Days of such satisfaction.
3.7If the Conditions are not fulfilled or waived on or before the Long Stop Date, the Parties shall be entitled to treat this Agreement as terminated subject to, and on the basis set out in, Clause 14.2 (Termination).
4.Consideration
4.1Initial Consideration
4.1The initial consideration for the sale and purchase of the Shares shall be an aggregate amount equal to USD $180,000,000.00 (one hundred and eighty million US Dollars) (the “Initial Consideration”), as adjusted pursuant to the provisions of this Clause 4.
Initial Statement of Accounts
4.2The Seller shall prepare and deliver to the Purchaser, by no later than ten (10) Business Days prior to the Completion Date, the Initial Statement of Accounts, prepared in accordance with Part 1 of Schedule 5 (Statement of Accounts). The Initial Statement of Accounts shall be prepared taking into account reasonable best estimates available at the time of preparation.
4.3Initial Adjusted Consideration
4.4The Initial Consideration shall be modified (as applicable) by the following Adjustments calculated in the Initial Statement of Accounts:
(a)increased by all Cash Calls both issued and paid, on behalf of the Subsidiary from the Economic Date to the Completion Date;
(b)decreased by the proceeds received by the Subsidiary from the sale of Crude Oil from the Economic Date to the Completion Date;
(c)increased by amounts paid by the Seller or a member of the Retained Group for the benefit of a Group Company after the Economic Date until (and including) the Completion Date to the extent that such amounts:
(i)are reasonably and properly incurred in the Ordinary Course of Business and in accordance with previous business practice; and
(ii)in aggregate do not exceed (a) in 2025 the sum of [***] and (b) in 2026 the sum of [***] per calendar month, prorated for the number of days in the month of Completion;
(d)increased insurance premium costs paid relating to the insurance policies in force on the Economic Date and currently in force (including by way of any intra company charge for insurance) after the Economic Date until (and including) the Completion Date to the extent that such amounts:
(i)are reasonably and properly incurred in the Ordinary Course of Business and in accordance with previous business practice; and

(ii)in aggregate do not exceed (a) in 2025 the sum of [***] and (b) in 2026 the sum of [***] per calendar month, prorated for the number of days in the month of Completion;
(e)increased or decreased by the Working Capital Amount determined in accordance with the Working Capital Adjustment;
(f)decreased by an amount equal to Leakage except for Permitted Leakage; and
(g)increased by an amount equivalent to interest calculated in Dollars, using the Reference Interest Rate, on the Initial Consideration adjusted by (a) through (e) above from (and exclusive of) the Execution Date until (and inclusive of) the Completion Date
4.5At Completion, the Initial Adjusted Consideration shall be calculated by increasing or decreasing the Initial Consideration (as the case may be) in accordance with the Initial Statement of Accounts and in accordance with Clause 4.3 above; provided, however, that the amount of the Initial Consideration shall not be reduced by the Permitted Leakage, if any.
4.6Payment by the Purchaser to the Seller of one hundred percent (100%) of the Initial Adjusted Consideration (based on the Initial Statement of Accounts to be delivered by the Seller to the Purchaser no later than ten (10) Business Days prior to the Completion Date) shall be made at Completion in accordance with paragraph 1 of Part 2 of Schedule 2 (Completion Arrangements).
4.7Final Settlement Amount
4.8The Initial Adjusted Consideration shall be further adjusted after Completion by the Final Settlement Amount, as set out in the Final Statement of Accounts, payable in each case by the Purchaser to the Seller if the Final Adjusted Consideration is greater than the Initial Adjusted Consideration, and payable in each case by the Seller to the Purchaser if the Final Adjusted Consideration is less than the Initial Adjusted Consideration.
Deferred Contingent Consideration Amount
4.9The Purchaser shall pay the Seller up to an additional aggregate amount equal to USD $27,000,000.00 (twenty-seven million US Dollars) (the “Deferred Contingent Consideration”) subject to and in accordance with the following conditions for each respective year:
(a)Provided that during calendar year 2026, (i) the weighted average price realized for Crude Oil attributable to the Entitlement, in Arm’s Length Sales averages [***] or more and (ii) the gross production of Crude Oil under the PSC License averages [***] Barrels of Crude Oil per day (boepd), the Purchaser shall pay the Seller USD [***];
(b)Provided that during calendar year 2027, (i) the weighted average price realized for Crude Oil attributable to the Entitlement, in Arm’s Length Sales averages [***] or more and (ii) the gross production of Crude Oil under the PSC License averages [***]Barrels of Crude Oil per day (boepd), the Purchaser shall pay the Seller [***];
(c)Provided that during calendar year 2028, (i) the weighted average price realized for Crude Oil attributable to the Entitlement, in Arm’s Length Sales averages [***] or more and (ii) the gross production of Crude Oil under the PSC License averages [***] Barrels of Crude Oil per day (boepd), the Purchaser shall pay the Seller [***];
(d)No Deferred Contingent Consideration shall be payable for the production during the calendar year 2029 and subsequent calendar years;
(e)The Purchaser shall notify the Seller within thirty (30) days of the end of calendar years 2026, 2027, 2028 of the weighted average price realized for Crude Oil attributable to the Entitlement, in Arm’s Length Sales and the annual average Barrels of Crude Oil per day (boepd) produced under the PSC License, together with appropriate documentation to demonstrate such average price and production. Where

Deferred Contingent Consideration is to be paid pursuant to Clause 4.7(a), (b) or (c) it shall be paid within a period of sixty (60) days of the end of the calendar year to which it relates to the Seller’s Designated Account by wire transfer in immediately available cleared funds and shall deliver to the Seller SWIFT confirmations (in a form reasonably satisfactory to the Seller) that the payment of the above stated amount has been made pursuant to this Agreement;
(f)In the event the Subsidiary novates, assigns or transfers all or part of its rights under the Interest Documents to any third person, the Purchaser shall remain obligated to pay the Deferred Contingent Consideration as provided in this Clause 4.7 unless and until the third party executes a novation with the Seller agreeing to be bound by and perform the Purchaser’s obligations in respect of the payment of the Deferred Contingent Consideration;
(g)In the event any member of the Company Group becomes subject to a change of control to any third person, the Purchaser shall remain obligated to pay the Deferred Contingent Consideration as provided in this Clause 4.7 and the Purchaser Guarantor shall continue to guarantee under Clause 26 the payment of the Deferred Contingent Consideration notwithstanding the change of control until a third party that becomes the indirect owner of the Shares executes a deed with the Seller agreeing to be bound by and perform the Purchaser’s obligations in respect of the payment of the Deferred Contingent Consideration;
(h)If during any calendar year less than seventy percent (70%) of the Entitlement is sold in Arm’s Length Sales, then the weighted average price realized for Crude Oil attributable to the Entitlement shall be the annual average of the Dated Brent price for such calendar year.
4.10Deferred Consideration
4.11The Purchaser shall pay the Seller an additional amount equal to USD $12,500,000.00 (twelve million and five hundred thousand Dollars) (the “Deferred Consideration”) if the gross production of Crude Oil under the PSC License from the Ceiba Field (as it is configured on the date of this Agreement), averages [***] Barrels of Crude Oil per day (bopd) (“Production Level Threshold”) or more for any 30 consecutive day period in calendar years 2026 or 2027. The Deferred Consideration shall be paid within 30 days of the date of the achievement of the Production Level Threshold to the Seller’s Designated Account by wire transfer in immediately available cleared funds and the Purchaser shall deliver to the Seller SWIFT confirmations (in a form reasonably satisfactory to the Seller) that the payment of the Deferred Consideration has been made pursuant to this Agreement. The Purchaser shall notify the Seller within thirty (30) days of the end of each calendar quarter during calendar years 2026 and 2027 of the Barrels of Crude Oil per day (boepd) produced in such calendar quarter under the PSC License from the Ceiba field.
5.Pre-Completion Obligations
5.1Subject to Clause 5.2, the Seller shall procure that from the Execution Date until Completion, each Group Company will:
(a)conduct its business in the Ordinary Course of Business and in substantially the same manner as in the 24 months prior to the Execution Date, including payment of all Cash Calls;
(b)consult with the Purchaser with regard to the PSC Licence prior to any material decision in connection with the PSC Licence;
(c)provide the Purchaser with all material correspondence, documents, material information and data relating to all material facts, matters and things in respect of the Group Companies, the Business and, to the extent that Purchaser does not already have access thereto, the Interest Documents, including any correspondence with parties to any of the Interest Documents;

(d)conduct its affairs in relation to the PSC Licence materially in accordance with and in compliance with the Interest Documents (including taking all reasonable steps to ensure that the PSC Licence is protected and maintained); and
(e)insure the Business and the assets of the Group Company and the PSC Licence and operations at the PSC Licence in the Ordinary Course of Business and substantially in the same manner and to the same extent as prior to the date of this Agreement and pay all premia thereon,
(f)provided that neither the Seller nor any Group Company shall be required to comply with paragraphs (b), (c) or (d) above, where (i) the Seller and/or the Purchaser has given notice that, in its reasonable opinion the Conditions are unlikely to be satisfied on or before the Long Stop Date or (ii) the Seller reasonably believes that doing so would lead to the disclosure of any proprietary or commercially sensitive information owned by a third party and the Seller cannot, after using commercially reasonable steps, obtain the right to release such third party information.
5.2Notwithstanding Clause 5.1, in the period between the Execution Date and Completion, except as may be required or permitted by this Agreement or as may be required by any applicable law or any Governmental or Regulatory Authority, the Seller shall not and shall procure that, no Group Company shall do any of the following without the prior written consent of Purchaser (such consent not to be unreasonably withheld, conditioned or delayed):
(a)declare, make or pay any dividend or other distribution, other than dividends or distributions to another Group Company;
(b)sell or agree to sell the Shares or the Subsidiary Shares (in whole or in part) to a third party or accept any offer from a third party to purchase the Shares or the Subsidiary Shares (in whole or in part);
(c)create, allot or issue any shares in a Group Company, or give, create or enter into any option over shares in a Group Company, other than to another Group Company;
(d)create or grant, or agree to create or grant, any Encumbrance (other than Permitted Encumbrances) over the Shares or the Subsidiary Shares or over any assets of a Group Company;
(e)sell or agree to sell any material assets of a Group Company (in whole or in part);
(f)in respect of the Group Companies only, grant any guarantees or indemnities for the benefit of any person;
(g)grant any loans by the Group Companies other than credit under usual terms or write off or release any debts;
(h)voluntarily surrender, withdraw from or abandon the PSC Licence (in whole or in part) or any interest in the JOA;
(i)amend (in any material respect), terminate or agree to amend or terminate any of the Interest Documents;
(j)amend, any Affiliate Contract in a manner that would cause Permitted Leakage arising from such Affiliate Contract to be increased;
(k)waive or agree to waive any of its rights or remedies under the Interest Documents in so far as such rights and remedies materially affect the Interest Documents;
(l)enter into any contract, agreement or arrangement which, once entered into, would be a Material Contract, or amend (in any material respect), waive any material right, terminate or agree to amend, waive any right or terminate any such Material Contract, in any such case, other than in the Ordinary Course of Business;

(m)propose any scheme or plan of arrangement, reconstruction, amalgamation, merger or demerger in respect of the Group Companies;
(n)propose any winding-up or liquidation of the Group Companies;
(o)make any material change in the nature or organisation of the business of the Group Companies;
(p)discontinue, cease to operate or wind up, or resolve to do any of the foregoing, as to all or any material part of the business of the Group Companies;
(q)appoint, employ or offer to appoint or employ any person;
(r)dismiss any employee other than in the usual course of business;
(s)incur or pay any management charge or make any other payment in each case to any member of the Retained Group or their Representatives, other than, for the avoidance of doubt, payments of such fees to another Group Company and payments specified as Permitted Leakage;
(t)institute, abandon or settle any legal proceedings (except debt collection in the Ordinary Course of Business) against or otherwise involving a Group Company or make any admission of liability by or on behalf of a Group Company;
(u)make, revoke or amend any Tax election or, other than as expressly required to satisfy the Conditions, settle or compromise any Tax liability or agree to an extension or waiver of the limitation period to any Tax claim made by any Tax Authority or grant any power of attorney with respect to Taxes or enter into any closing agreement with respect to any Tax;
(v)change any method of accounting for Tax purposes; or
(w)file any amended income Tax return or other material amended Tax return.
5.3Clause 5.2 does not apply in respect of and shall not operate so as to restrict or prevent:
(a)any matter reasonably undertaken in an emergency or disaster situation with the intention of and to the extent only of those matters strictly required with a view to minimising any adverse effect of such situation (and of which the Purchaser will be promptly notified in writing);
(b)the completion or performance of any obligations undertaken pursuant to any agreement Disclosed prior to the date of this Agreement and which was entered into prior to the date of this Agreement.
(c)any matter expressly permitted by, or necessary for performance of, this Agreement (including, for the avoidance of doubt, the satisfaction of the Conditions) or any of the other Transaction Documents or necessary for Completion;
(d)any matter undertaken at the request of the Purchaser (subject to the Seller being able to undertake such matter);
(e)providing information to any Regulatory Authority in the Ordinary Course of Business;
(f)any matter to the extent required by applicable law;
(g)any Permitted Leakage.
5.4It would be unreasonable for the Purchaser to withhold their consent under Clause 5.2 if the consent being sought is reasonably necessary to maintain the present status or condition of any of the assets of the Group Companies in accordance with Good and Prudent Oilfield Practice and/or in order to comply with its obligations under the Interest Documents as Disclosed prior to the Execution Date.

6.Final statements of accounts
6.1The Seller shall prepare and deliver to the Purchaser, by no later than one hundred and twenty (120) days after the Completion Date, the Final Statement of Accounts, together with all necessary information and evidence relating to such accounts, prepared in accordance with Part 2 of Schedule 5 (Statement of Accounts). The Final Statement of Accounts shall be based on actual financial results where available, or, in the absence of such results, on reasonable best estimates available at the time of preparation, and shall include any amounts not previously accounted for at Completion pursuant to the Initial Statement of Accounts and/or any necessary correction of amounts accounted for pursuant to the Initial Statement of Accounts, including any adjustment to any interest calculations made in the Initial Statement of Accounts.
6.2During a period of forty-five (45) days following the Final Statement of Accounts Date, the Purchaser may verify all amounts in the Final Statement of Accounts and the Seller and other members of the Retained Group shall use their respective reasonable endeavours to respond to any questions raised by the Purchaser and provide all necessary documentation.
6.3If Purchaser takes exception to any of the figures contained in the Final Statement of Accounts, the Purchaser shall notify the Seller in writing, within forty-five (45) days of the Final Statement of Accounts Date, listing all figures in the Final Statement of Accounts that it disputes or is otherwise unable to verify based upon the Seller’s documentation (or lack thereof) and detailing the basis for each exception, to the extent of the information then available to the Purchaser. In the event that the Purchaser delivers such a written notice of dispute to the Seller within the applicable time limit, the provisions of Clause 6.4 shall apply as to all disputed figures contained in the Final Statement of Accounts.
6.4Upon the Purchaser delivering a written notice to the Seller pursuant to Clause 6.3, the Seller and the Purchaser shall Reasonably Endeavour to resolve all of the written exceptions, and upon such resolution the Final Statement of Accounts shall be deemed amended accordingly. In the event that the Seller and the Purchaser have not agreed upon the resolution of all outstanding figures in the Final Statement of Accounts within fifty-five (55) days of the Final Statement of Accounts Date, the Purchaser may, by written notice delivered to the Seller within sixty (60) days of the Final Statement of Accounts Date, refer all unresolved figures in the Final Statement of Accounts for binding dispute resolution by an independent expert as provided for in Clause 6.6.
6.5All figures:
(a)to which Purchaser, within the time permitted, does not take exception as provided for in Clause 6.3; or
(b)that are disputed by the Purchaser pursuant to Clause 6.3 within the time permitted but are resolved between the Purchaser and the Seller or not referred by the Purchaser for dispute resolution within sixty (60) days of the Final Statement of Accounts Date as provided for in Clause 6.4, shall be deemed finally resolved between the Purchaser and the Seller and shall be paid, in accordance with the relevant Final Statement of Accounts, by the owing Party to the other Party, by the transfer of immediately available funds to the Seller’s Designated Account or the Purchaser’s Designated Account within seventy-five (75) days of the Final Statement of Accounts Date. In the event that the Purchaser, within the time permitted, takes exception to any figure in a Final Statement of Accounts pursuant to Clause 6.3 and then, within the time permitted, the Purchaser invokes binding dispute resolution as to any outstanding exception as referenced in Clause 6.4, no disputed amount shall be paid by the relevant Party until such outstanding exception is resolved. For the avoidance of doubt, all amounts that are not disputed shall be paid by the relevant Party no later than within seventy-five (75) days of the Final Statement of Accounts Date.

6.6In the event that the Purchaser notifies the Seller, within the applicable time limit, of the referral of any dispute regarding any figures contained in the Final Statement of Accounts for resolution by an independent expert as provided for in Clause 6.4, the Seller and the Purchaser shall Reasonably Endeavour to appoint, by agreement, an independent expert, being a member in good standing for not less than ten (10) years of the American Institute of Certified Public Accountants, with relevant expertise, and without any conflict of interest involving any Party or their Affiliates. In the event that the Seller and the Purchaser do not make such appointment within ten (10) days of delivery of the Purchaser’s referral notice as described in Clause 6.4, then, upon the application of any Party, the appointment shall be referred to the New York Office of the American Arbitration Association. The independent expert shall consider such written documentation and other submittals as he or she may request of the Parties and may seek such specialised consultancy advice as he or she sees fit. The decision of the independent expert so appointed shall be in writing, delivered not later than sixty (60) Business Days from the date of appointment of such independent expert unless otherwise agreed by the Parties and shall, in the absence of fraud or manifest error, be final and binding on the Parties. The payment of any outstanding amount, as determined by such independent expert, shall be made within fifteen (15) days of such decision. The costs of the independent expert shall be borne equally by the Seller and the Purchaser. Such independent expert shall be deemed to be acting as an expert and not as an arbitrator.
6.7All Adjustments shall be accounted for in Dollars, and any Adjustments not expressly provided herein as Adjustments to be accounted for in Dollars shall be converted to Dollars, with any such exchange rate conversions being made as provided for in the definition thereof in Clause 1.1 of this Agreement and in accordance with the Company’s normal accounting policies and procedures. Any and all amounts owing pursuant to this Agreement shall be paid on the due date for payment in immediately available funds to the Seller’s Designated Account or the Purchaser’s Designated Account.
6.8No item taken into account in calculating any one Adjustment shall be taken into account in calculating any other Adjustment such that it would result in a Party making or receiving payment twice in respect thereof.
6.9For the avoidance of doubt, all payments made by one Party to another Party pursuant to the Final Statement of Accounts, including any amount that is ultimately determined to be owing by one Party to another Party pursuant to the dispute resolution procedures of Clause 6.6, shall be deemed Adjustments to the Initial Adjusted Consideration.
7.Leakage
7.1Pending Completion, the Seller shall procure that no Group Company shall undertake any act or course of conduct which would result in Leakage. In this Agreement, “Leakage” means:
(a)the declaration, making or payment of any dividend or other distribution, or making of any redemption, purchase or other acquisition of any of its shares or other ownership interests and
(b)the making of any payment to or for the benefit of (including of consulting, advisory or management fees) the Retained Group its shareholders or their Representatives, other than, for the avoidance of doubt, payments specified as Permitted Leakage;
(c)any fees, costs, bonuses or expenses related to the transaction being undertaken pursuant to this Agreement (including any fees, costs or expenses borne by any Group Company in respect of the satisfaction of the Conditions), except for any such fees, costs or expenses otherwise contemplated by this Agreement, to the extent paid, payable, assumed, indemnified or incurred by either Group Company, save for any such fees, costs, bonuses or expenses otherwise dealt with in this Agreement;
(d)any bonus or other form of ex gratia award or payment paid to any person;
(e)any transfer, purchase, surrender or disposal of any assets, rights, benefits, goods or services between the Group Company and any member of the Retained Group or any shareholder of any Retained Group member;

(f)any liabilities or obligations assumed, discharged, indemnified, guaranteed, secured or incurred by either Group Company for the benefit of the Seller, any member of the Retained Group, or any shareholder of any Retained Group member;
(g)the waiver, deferral, release, forgiveness or discount (wholly or in part) of any amount or obligation owed to any Group Company from any member of the Retained Group or any shareholder of any Retained Group member;
(h)any payment of interest or repayment of principal by a Group Company to or for the benefit of any member of the Retained Group or any shareholder of any Retained Group member in respect of any Debt;
(i)the utilisation of, or commitment to utilise, the proceeds of any insurance claim to discharge:
(i)any liability or obligation for the benefit of any member of the Retained Group other than the Group Company; and
(ii)any liability of the Group Companies arising as a result of either Group Company member being a guarantor in respect of any liability or obligation of any other member of the Retained Group;
(j)any payments made or any liability for such payment incurred, by either Group Company to give effect to any matter referred to in sub-paragraphs (a) to (i) above,
(k)but shall not include:
(l)any matter undertaken at the request of the Purchaser (subject to the Seller being able to undertake such matter) or with the Purchaser' consent, to be given in its absolute discretion;
(m)any sum that is taken into account in the Working Capital Adjustment or any other provision of this Agreement that would cause there to be any double recovery; and
(n)any Permitted Leakage.
7.2Except where an adjustment is made in respect of Leakage under Clause 4.3 (Initial Adjusted Consideration) or 4.6 (Final Settlement Amount), the Seller shall indemnify and hold the Purchaser harmless and pay to the Purchaser on a dollar for dollar basis an amount equal to:
(a)the amount received by any member of the Retained Group or other person in respect of any breach of any of the undertakings set out in Clause 7.1; and
(b)the provisions of Schedule 3 (Seller’s Limitations on Liability) shall not apply to any such claim. Notwithstanding any other provision of this Agreement, a claim under this Clause 7,2 shall be the sole remedy available to the Purchaser as a result of, or in relation to, a breach by the Seller of Clause 7.1.
7.3Any payment pursuant to Clause 7.2 shall be treated as an adjustment to the Initial Adjusted Consideration or Final Adjusted Consideration, as applicable.
8.Completion
8.1Completion shall take place virtually by a Teams meeting on the Completion Date or in such other manner and/or place as is agreed in writing by the Seller and Purchaser.
8.2At Completion the Seller shall do those things listed in Part 1 of Schedule 2 (Completion Arrangements) and the Purchaser shall do those things listed in Part 2 of Schedule 2 (Completion Arrangements).
8.3If there is a material breach of Clause 8.2 and Schedule 2 (Completion Arrangements) on the Completion Date, the Seller or, as the case may be, the Purchaser may (provided, that the

Seller or the Purchaser (as applicable) has not itself materially breached Clause 8.2 and Schedule 2 (Completion Arrangements)):
(a)defer Completion for a period up to five (5) Business Days (with the provisions of this Clause 8 applying to Completion as so deferred);
(b)proceed to Completion as far as practicable (without limiting its rights and remedies under this Agreement); or
(c)terminate this Agreement by written notice to the other Parties, provided that the Parties’ accrued rights and obligations under this Agreement (excluding any right of either Party to claim damages for breach of Warranty) and their rights and obligations under the Continuing Provisions shall continue, but in all other respects the Parties’ rights and obligations under this Agreement shall cease.
9.Post-completion covenants
9.1Following Completion, the Purchaser undertakes to the Seller not to bring (and to procure that no other member of the Purchaser Group shall bring any action, challenge, claim or proceeding, against any Senior Managers or any directors, officers or employees of the Company Group in respect of any action (or inaction), conduct, default or omission of any such person prior to Completion except in the case of fraud or Wilful Misconduct.
9.2The Seller shall procure that each Affiliate Contract and any other contract or arrangement between a Group Company and any member of the Retained Group shall be terminated at Completion and, except in respect of issuance pursuant to Clause 9.4 and payment of any bona fide invoices issued, the Seller shall, and shall procure that its Affiliates shall, release in full and hold the Group Companies harmless in respect of all claims and liabilities arising directly under the Affiliate Contracts after the Completion Date and the relevant Group Company shall release in full and hold the Seller, and its Affiliates, harmless against all claims and liabilities (other than in respect of third party claims) arising directly under the Affiliate Contracts up to and including the Completion Date.
9.3The Seller shall procure that the [***]shall be terminated at Completion and the Seller, and its Affiliates, shall indemnify, defend and hold the Group Companies harmless in respect of all claims and liabilities arising directly under the [***], including the termination of the [***], up to, including and after the Completion Date.
10.Seller’s warranties
10.1Any Warranties that are qualified by the knowledge, belief or awareness of the Seller shall mean the actual (but not constructive or imputed) knowledge, belief or awareness of the Senior Managers (having made all reasonable enquiries of such other Senior Managers), provided, that, in the event of any breach or claim with respect to the Warranties, such individuals shall not incur any liability under the Agreement on the basis of their responses to such enquiry.
10.2The Seller warrants to the Purchaser as of the Execution Date and as of the Completion Date that:
Incorporation and Authority
(a)The Seller and the Group Companies are companies duly incorporated and validly existing under laws of the Cayman Islands and each of the Group Companies have full corporate power and authority to carry on its business as it is now being conducted and to own the assets it now owns.
(b)The Seller has full power and authority to enter into and perform this Agreement and the Seller has full power and authority to enter into and perform the other Transaction Documents to which it is a party and all other documents executed by the Seller which are to be delivered at Completion (together, the “Documents”), each of which constitutes (when executed) legal, valid and binding obligations of the Seller in accordance with its respective terms.
(c)The execution, delivery and performance by the Seller of the Documents will not constitute a breach of any laws or regulations in any relevant jurisdiction or result in a breach of or constitute a default under (i) any provision of the memorandum and articles of association of the Seller; (ii) any order, judgment or decree of any court or governmental authority by which the Seller, or the Company is bound; or (iii) any agreement or instrument to which the Seller or any Group is a party or by which it is bound.
(d)The Seller and any the Group Company are not insolvent or unable to pay its debts within the meaning of the Insolvency Act 1986 (or under the insolvency laws of any applicable jurisdiction) or has stopped paying debts as they fall due. No order has been made, petition presented or resolution passed for the winding up of the Seller or any Group Company. No administrator or any receiver or manager has been appointed by any person in respect of the Seller or any Group Company or all or any of its or their assets and no steps have been taken to initiate any such appointment and no voluntary arrangement has been proposed. The Seller and any Group Company have not become subject to any analogous proceedings, appointments or arrangements under the laws of any applicable jurisdiction.
(e)Ownership of the Shares
(f)The Seller is the indirect owner of the Shares and will at the Completion Date be the sole direct legal and beneficial owner of, and has the right to exercise all voting and other rights over, all of the Shares. The Company is and will at the Completion Date be the sole legal and beneficial owner of, and has the right to exercise all voting and other rights over, all of the Subsidiary Shares in the Subsidiary.
(g)The Shares are and will at the Completion Date constitute the entire allotted and issued share capital of the Company and are fully paid up. The Subsidiary Shares are and will at the Completion Date constitute the entire allotted and issued share capital of the Subsidiary and are fully paid up.
(h)The Shares will at the Completion Date be free from all Encumbrances and there is no agreement or commitment to give or create any Encumbrance over or affecting the Shares and no claim has been made by any person to be entitled to any such Encumbrance. The Subsidiary Shares are and will at the Completion Date be free from all Encumbrances and there is no agreement or commitment to give or create any Encumbrance over or affecting the Subsidiary Shares and no claim has been made by any person to be entitled to any such Encumbrance.
(i)There are and will be no agreements or commitments outstanding which call for the issue of any shares, loan stock or debentures in or other securities of any Group Company or accord to any person the right to call for the issue of any such shares, loan stock, debentures or other securities.
(j)No notices have been received by any of the Seller or any Group Company and so far as the Seller is aware no steps have been taken in relation to any expropriation, nationalisation or dilution or similar of the share capital of any Group Company or the PSC Licence.
(k)Corporate and business
(l)The information relating to the Group Companies set out in Schedule 1 (Details of the Group Companies) is true and accurate in all respects.
(m)No Group Company has any subsidiary undertakings or any interest in the shares or other capital of any entity, other than, in the case of the Company, the Subsidiary.
(n)The copies of the constitutional documents of the Group Companies, the PSC Licence, the JOA and, so far as the Seller is aware, the minutes of the Operating

Committee (excluding any attachments, annexes or schedules thereto) included in the Data Room Documents are true and complete copies of the originals of such documents.
(o)The books, registers and records (including all accounting records) of the Group Companies are in all material respects complete and accurate and up to date in accordance with applicable laws and are maintained and retained in accordance and for the period required by applicable laws. All such books, registers and records and other necessary documents and records relating to its affairs are in the possession or under the direct control, and subject to the unrestricted access, of the relevant Group Company. So far as the Seller is aware, the Group Companies have not received any application for rectification of any of its registers, including the register of members.
(p)There is no power of attorney given by any Group Company in force and no outstanding authority by which any person may enter into an agreement, arrangement or obligation to do anything on behalf of any Group Company (other than any authority of its directors, branch manager and certain legal representatives to act in the ordinary and usual course of their duties).
(q)No Group Company is subject to any actual or contingent liability arising out of or in connection with any production sharing contract or equivalent arrangement (other than the PSC Licence) to which it has been a party or in which it has held an interest.
(r)Asset and title to the PSC Licence
(s)The relevant Group Company is the holder of a forty point three hundred and seventy-five percent (40.375%) equity participating interest in the PSC Licence, which is burdened by a forty-two point five percent (42.50%) paying working interest in the PSC Licence, but otherwise free from any Encumbrances (other than Permitted Encumbrances).
(t)So far as the Seller is aware, the PSC Licence and the JOA are valid and in full force and effect.
(u)No Group Company is or, so far as the Seller is aware, has in the past been in default or in breach of any material terms or conditions of any of the PSC Licence or the JOA and no event has occurred or failed to occur which constitutes, or with the giving of notice or lapse of time or both, would constitute, a material breach or default of the PSC Licence or the JOA by a Group Company.
(v)So far as the Seller is aware, no other party to the JOA is in default or in breach of any material terms or conditions of any of the JOA and so far as the Seller is aware, no event has occurred or failed to occur which constitutes, or with the giving of notice or lapse of time or both, would constitute, a material breach or default of the JOA by any other party to it.
(w)So far as the Seller is aware, the Group Companies have paid all material fees and charges imposed by any applicable Governmental or Regulatory Authority, which have become due and payable with respect to the PSC Licence.
(x)So far as the Seller is aware, no Group Company has received any written notification from any applicable Governmental or Regulatory Authority that any investigation or inquiry is being or has been conducted by any such Governmental or Regulatory Authorities in respect of violations of Environmental Law in relation to the PSC Licence.
(y)The PSC Licence, together with applicable laws, contains the entirety of the obligation of the relevant Group Company to the Governmental or Regulatory Authorities, and no other understanding or agreement exists between the relevant Group Company and the Governmental or Regulatory Authorities in relation to the subject matter of the PSC Licence.

(z)Material assets
(aa)The material assets included in the Accounts or acquired by the Group Companies since the Economic Date (other than trading stock disposed of since that date in the ordinary course of business) and all other material assets owned by the Group Companies are the absolute property of the relevant Group Company (save to the extent cost recovered under the PSC Licence) and are free from any Encumbrance.
(ab)The Group Companies do not have any Encumbrances subsisting over the whole or any part of its present or future revenues or material assets.
(ac)All such material assets owned by the Group Companies are not the subject of any leasing, hiring or hire purchase agreement or agreement for payment on deferred terms or assignment or factoring or other similar agreement.
(ad)All such material assets are in the possession or under the control of the relevant Group Company.
(ae)Any reference to “assets” in (w) and (z) shall not include any assets constituting the participating interest in the PSC Licence (including any Joint Property as defined in the JOA) or the PSC Licence.
(af)Accounts
(ag)The Accounts:
(i)have been prepared by the Group Companies in accordance with the applicable law and US GAAP;
(ii)have been prepared in accordance with the Group Companies' relevant accounting principles (as Disclosed), and in a manner consistent with the Group Companies' past practice of applying such accounting principles;
(iii)are accurate in all material respects;
(iv)show a true and fair view of the financial position, assets, liabilities, profit or loss and cash flows of the Group Companies as of the dates and periods indicated therein; and
(v)the Disclosure Letter contains true and accurate copies of all the Accounts,
(ah)provided that no warranty given by this paragraph (aa) shall be construed as a warranty relating to the appropriate inclusion in the Accounts of any reserve or accrual for uncertain or contingent Tax positions as required by US GAAP.
(ai)Debt
(aj)Save as Disclosed, the Group Companies have no Debt and are not party to nor bound by any agreement relating to Debt. On the Closing Date, no Group Company will have any Debt whatsoever nor be party to nor be bound by any agreement relating to Debt;
(ak)Material Disputes
(al)Save as Disclosed, no Group Company is a plaintiff nor, so far as the Seller is aware, a defendant in or otherwise a party to any litigation, arbitration or administrative proceedings of a material nature;
(am)So far as the Seller is aware, no Group Company has received any written notification of any material dispute which in the reasonable opinion of the Seller is likely to give rise to any such litigation, arbitration or administrative proceedings as are referred to in (cc) above.

(an)Compliance with Laws
(ao)So far as the Seller is aware, each Group Company (i) has carried on, and is carrying on, the Business (including, in the case of the Subsidiary, as Operator and in relation to the ownership of the participating interest in the PSC Licence) in compliance in all material respects with applicable laws and (ii) holds (and is in compliance with) all material authorisations, permissions, licences, permits, consents and approvals from and agreements with any Governmental or Regulatory Authority required under applicable law in relation to its acting as Operator, the conduct of the Business and operations and the ownership of the participating interest in the PSC Licence.
(ap)Save as Disclosed, (i) there is no ongoing disagreement in writing between any Group Company and any Governmental or Regulatory Authority in relation to cost recovery in respect of a material amount, (ii) so far as the Seller is aware, no Governmental or Regulatory Authority has indicated in writing that any material sums incurred in relation to operations under the PSC Licence are not capable of being cost recovered; and (iii) no written request for an official audit, review or investigation in relation to cost recovery has been received by any Group Company from any Governmental or Regulatory Authority.
(aq)None of the Seller, any member of the Retained Group nor any of their respective Representatives acting or benefiting in any capacity in connection with the transactions contemplated by this Agreement and other Transaction Documents is or will be at the Completion Date: (i) in violation of any Sanctions Laws and Regulations; (ii) a Designated Person or otherwise the target of Sanctions; (iii) involved in any transactions directly or indirectly, relating to or with entities located in countries subject to U.S. economic sanctions; or (iv) engaged in dealings in or with any property or interest in property blocked pursuant to any Sanctions Laws and Regulations.
(ar)Contracts
(as)Other than those agreements contained in the Data Room Documents, there is no outstanding amount over the amount of USD $25,000 (twenty-five thousand US Dollars) which is due and payable under any material agreement to which any Group Company is a party.
(at)Other than as Disclosed, there is no material agreement to which any Group Company is a party, including any area of mutual interest agreement, joint bidding agreement, guarantee, indemnity, credit support or suretyship.
(au)Environment, Health and Safety
(av)The Subsidiary complies and has at all times in the eight years prior to the date of this Agreement complied in all material respects with Environmental Law;
(aw)So far as the Seller is aware, the Subsidiary has not received in the eight years prior to the date of this Agreement a written complaint or a notice alleging a material breach of, or a material liability under, Environmental Law.
(ax)So far as the Seller is aware, the Subsidiary has obtained and complies, and at all times in the eight years prior to the date of this Agreement has obtained and complied, in all material respects with each material Environmental permit required to carry on the Business and its operations under the PSC Licence.
(ay)Employees
(az)The current employees of the Group Companies are listed in the Disclosure Letter.
(ba)The Group Companies have complied in all material respects with all employee benefit plans, employment contracts, union agreements and local labour laws in respect of the employees of the Group Companies.

(bb)Save as Disclosed, there are no material disputes with (or claims by) any unions, works councils, staff associations or other employee representative bodies in relation to the employees of the Group Companies so far as the Seller is aware.
(bc)So far as the Seller is aware, the Group Companies have funded all reserves required by local labour laws in respect of end of service severance payments, retirement funds and other benefit plans and programs.
(bd)Tax
(be)For all periods commencing on or after the Economic Date, each Group Company has complied, in all jurisdictions, in all material respects with all statutory provisions, rules, regulations, orders and directions required of it under any Tax Statute or otherwise required by law, and all Tax Records submitted after the Economic Date which relate to periods commencing on or after the Economic Date remain at the date of this Agreement complete, correct and accurate in all material respects.
(bf)Each Group Company has complied in all material respects with all statutory provisions, rules, regulations, orders and directions required of it in relation to records, invoices and other information required to be kept in relation to Tax.
(bg)For all periods commencing on or after the Economic Date, each Group Company has duly and timely paid all Tax (including where required by way of deduction or withholding and including any requirement to account for such deducted or withheld Tax) for which it is liable and no Group Company is liable, nor has for all periods commencing on or after the Economic Date been liable, to pay any interest, fine or other penalty in connection with Tax.
(bh)Since the Economic Date:
(i)no Group Company has been involved in any transaction outside the Ordinary Course of Business which has given or may give rise to a liability to Tax on any Group Company (or would have given or might give rise to such a Tax liability but for the availability of any Tax relief);
(ii)no accounting period of any Group Company has ended; and
(iii)there has been no change to the approach taken by any Group Company to matters relating to Tax as compared to any positions taken in any Tax Returns which     have been filed prior to the Economic Date save as required by the Settlement Agreement.
(bi)For all periods commencing on or after the Economic Date, no Group Company has been or is involved in any material dispute with any Tax Authority, and no Group Company is the subject of any enquiry with any Tax Authority concerning any matter other than routine enquiries of a minor nature and the Seller is not aware of any circumstances which would or would be liable to give rise to such a dispute or enquiry.
(bj)The Company is incorporated, and has its registered office, in the Cayman Islands. No Tax Authority in any jurisdiction considers the Company is resident for Tax purposes in or has a permanent establishment in its jurisdiction. The Company is tax-exempted in the Cayman Islands.
(bk)The Subsidiary is incorporated, and has its registered office, in the Cayman Islands. No Tax Authority in any jurisdiction (other than the Republic of Equatorial Guinea) considers that the Subsidiary is resident for Tax purposes in or has a permanent establishment in its jurisdiction. The Subsidiary is tax-exempted in the Cayman Islands.
(bl)Since the Economic Date, all transactions entered into by each Group Company have been entered into on an arm's length basis and the consideration (if any) which has been charged, received or paid by the relevant Group Company on all transactions entered into by it since the Economic Date has been equal to the consideration which would have been expected to be charged, received or paid between independent persons dealings at arm's length.
(bm)No Group Company is or has been party to any scheme, arrangement, transaction or series of transactions the main purpose, or one of the main purposes of which, was the avoidance of Tax which was either entered into after the Economic Date or otherwise has effect for any period after the Economic Date.
(bn)No Group Company is bound by or party to any Tax sharing or Tax allocation agreement.
(bo)So far as the Seller is aware, no transaction, act, omission or event has occurred in consequence of which any Group Company is or may be held liable for any Tax (including under an indemnity) which Tax is primarily or directly chargeable against or attributable to any person other than any of the Group Companies, whether such liability arises as a result of the operation of law or any agreement entered into by any of the Group Companies.
10.3The Purchaser acknowledges and confirms, that:
(a)it does not rely on and has not been induced to enter into this Agreement on the basis of any warranties, representations, covenants, undertakings, indemnities or other statements whatsoever other than the Warranties. In particular, no warranty, representation, covenant, undertaking, indemnity or other statement has been given (expressly or impliedly) in respect of, and the Purchaser acknowledges that it has had an adequate opportunity to review, agrees to hold the Retained Group harmless and is solely responsible for forming its own opinion as to:
(i)the amount, quality or deliverability of hydrocarbons attributable to any asset of any Group Company;
(ii)any geological, geophysical, engineering, economic or other interpretations, forecasts or evaluations;
(iii)any forecast of expenditures, budgets or financial projections (including any projections as to the future profitability or future value of any Group Company);
(iv)any geological formation, drilling prospect or hydrocarbon reserves;
(v)the repair, condition, working order, fitness for purpose or future performance or capability of any property, plant or equipment forming part of or relating to the assets of any Group Company; and
(vi)the future performance of any Group Company (including revenues and costs);
(b)none of the Seller, any Group Company, any member of the Retained Group nor any of their Representatives have given any such warranties, representations, covenants, undertakings, indemnities or other statements;
(c)it has carried out such investigations, made such enquiries and taken such advice as is necessary to evaluate the merits and risks of acquiring the Group Companies and to protect its interests in connection with such acquisition; and
(d)it has had adequate access to information regarding the Business, the Seller, the Retained Group and any Group Companies and it has performed Due Diligence to its full satisfaction and in a manner and to a degree customary with respect to the type and size of transaction contemplated by this Agreement.
10.4Nothing in Clause 10.3 shall limit the Warranties given by the Seller or the standard of Disclosure required to limit the Seller's liability in respect thereof under Schedule 3 (Seller’s Limitations on Liability).

10.5Each of the Warranties (subject to Clause 11 (Seller’s limitations on liability) and Schedule 3 (Seller’s Limitations on Liability) below) shall be construed as a separate and independent warranty and shall not be limited or restricted by reference to or inference from the terms of any of the other Warranties.
10.6The Purchaser agrees and undertakes that (in the absence of fraud or Wilful Misconduct) it has no rights against and shall not make any claim against any Representative of any member of the Retained Group or any Group Company on whom it may have relied before agreeing to any term of any of the Transaction Documents.
11.Seller’s limitations on liability
11.1The liability of the Seller in respect of Claims shall be limited as provided in Schedule 3 (Seller’s Limitations on Liability).
12.Purchaser's warranties and undertakings
12.1The Purchaser warrants to the Seller on the Execution Date and on the Completion Date (in respect of itself only) that:
(a)it has the requisite power and authority, and has received all necessary approvals, to enter into and perform its obligations under this Agreement and the other Transaction Documents to which it is party;
(b)its obligations under this Agreement and the other Transaction Documents will when delivered constitute binding obligations of it in accordance with their respective terms except as enforceability may be limited by bankruptcy, insolvency, reorganisation, moratorium or other laws affecting creditors' rights generally and general principles of equity (whether considered in a proceeding at law or in equity);
(c)the execution and delivery of, and the performance by it of its obligations under, this Agreement and the other Transaction Documents will not: (i) result in a material breach of any provision of the constitutional documents of it; (ii) result in a material breach of, or constitute a default under, any instrument to which it is a party or by which it is bound; (iii) so far as it is aware, result in a material breach of any order, judgment or decree of any court or governmental agency to which it is a party or by which it is bound; or (iv) require the consent of its shareholders;
(d)except as provided in the Conditions, it is not nor will it be required to give any notice to or make any filing with or obtain any permit, consent, waiver or other authorisation from any Governmental or Regulatory Authority in connection with the execution, delivery and performance of the Transaction Documents;
(e)no order has been made, petition presented or resolution passed for the winding up of it. No administrator nor any receiver or manager has been appointed by any person in respect of it or all or any of its assets and, so far as it is aware, no steps have been taken to initiate any such appointment and no voluntary arrangement has been proposed. It has not become subject to any analogous proceedings, appointments or arrangements under the laws of any applicable jurisdiction;
(f)all information, including, without limitation, any financial information, supplied by any member of its Group or any of their respective Representatives in connection with the transactions contemplated in the Transaction Documents was when given true and accurate in all respects and not misleading;
(g)it has and will have at Completion immediately available on an unconditional basis (subject only to Completion) the cash resources required to meet in full its obligations under the Transaction Documents;
(h)none of it, any member of its Group nor any of their respective Representatives acting or benefiting in any capacity in connection with the transactions contemplated by this

Agreement and other Transaction Documents is or will be at the Completion Date: (i) in violation of any Sanctions Laws and Regulations; (ii) a Designated Person or otherwise the target of Sanctions; (iii) involved in any transactions directly or indirectly, relating to or with entities located in countries subject to U.S. economic sanctions; or (iv) engaged in dealings in or with any property or interest in property blocked pursuant to any Sanctions Laws and Regulations; and
(i)none of the it, any member of the its Group, nor any of their respective Representatives acting or benefiting in any capacity in connection with the transactions contemplated by this Agreement and other Transaction Documents: (i) will permit the Company to engage in any transactions with or relating to countries or persons subject to Sanctions; and (ii) none of the proceeds used in connection with the acquisition of the shares in the Company will be derived from or in any way related directly or indirectly to business with countries or persons subject to Sanctions.
12.2The Purchaser warrants to the Seller on the Execution Date and on the Completion Date that it is a company duly incorporated and organised and validly existing under the laws of the Isle of Man.
12.3The Purchaser shall at its own cost procure that no later than six (6) months following Completion:
(a)no member of its Group shall use "Kosmos" or “Hess” or any other mark, logo, name, symbol or design which, in the opinion of the Seller, is capable of being confused with Kosmos or Hess; and
(b)all references to any member of the Retained Group wherever and however any such reference is made by its Group in connection with the Business are removed, and the Purchaser undertakes to the Seller that in the event of any sale of the whole or any part of its Group or its businesses to any third party, it shall procure that any successor in title shall enter into equivalent undertakings in respect of the Retained Group.
12.4If Completion does not take place, the Purchaser undertakes to the Seller that it shall forthwith hand over, or procure the handing over of, all books, records, documents and papers of or relating to the Retained Group which shall have been made available to it and all copies or other records derived from such materials and that it shall remove any information derived from such materials or otherwise concerning the subject matter of this Agreement from any computer, word processor or other device containing information.
13.Indemnities
13.1Subject to Completion occurring, the Seller irrevocably and unconditionally agrees to indemnify (and keep indemnified) (on an after Tax basis) the Purchaser (for the benefit of the Purchaser and each of its Affiliates) on demand against any Liabilities incurred as a result of:
(a)any member of the Retained Group and the Group Companies undertaking the Reorganisation, including in respect of any Tax;
(b)any Claims arising out of, relating to or attributable to any breach of the Tax Warranties or any Tax Liability that has not been Disclosed;
(c)any person claiming to be an employee, or ex-employee of either Group Company.
(d)
13.2Subject to Completion occurring, and other than as set out in Clause 13.1(c), the Purchaser agrees that no member of the Retained Group shall have any Liability to any Group Company in respect of any Environmental Liabilities of whatsoever nature and howsoever arising whether before, on or after the Economic Date.

14.Termination
14.1This Agreement shall terminate and, subject to Clause 14.3, each Party’s rights and obligations shall cease to have force and effect from such termination if at any time prior to Completion the Purchaser gives written notice of termination to the Seller following:
(a)a breach by the Seller of any of the Title Warranties, or the warranties given in Clause 16 in which case this Agreement shall terminate with immediate effect on the date set out in the notice;
(b)the occurrence and continuance of a MAC Event at any time after the Execution Date, unless the Purchaser notifies the Seller that the MAC Event has been cured to their reasonable satisfaction or no longer exists prior to the Long Stop Date; provided that if the MAC Event occurs after the Conditions have been satisfied or waived in accordance with this Agreement then the termination shall occur with immediate effect.
14.2Save for the Parties’ express right to terminate in this Clause 14 and Clauses 3.6 (Conditions), 8.3(c) (Completion) and 16(f) (Mutual Warranties) , the Parties shall not be entitled to rescind or terminate this Agreement, whether before or after Completion. Nothing in this Clause 14 shall operate to limit or exclude any liability for fraud.
14.3If this Agreement is terminated by a Party in accordance with:
(a)Clause 3.6 (Conditions);
(b)Clause 8.3(c) (Completion);
(c)Clause 14.1 (Termination); or
(d)Clause 16(f) (Mutual Warranties),
the rights and obligations of the Parties under this Agreement shall cease immediately, save in respect of antecedent breaches (but excluding any right of the Purchaser to claim damages for breach of Warranty or of the Seller’s obligations under Clause 5 (Pre-Completion Obligations)) and under the Continuing Provisions.
15.Non-solicitation of employees
The Purchaser shall not and undertakes to procure that each member of the its Group will not, either pending or within one (1) year after Completion, solicit or entice away from the employment of any member of the Retained Group any person employed by a member of the Retained Group at the date of this Agreement except for any employee who answers a general public advertisement without further solicitation.
16.Mutual warranties
The Parties make the following warranties to each other as of the date of this Agreement and the Completion Date:
(a)Each Party warrants that, for the period of six (6) years before the Completion Date, and except as otherwise Disclosed, it, its Affiliates, its Associated Persons, its directors, officers, employees, agents, or consultants, or any other person acting for, or on behalf of the Party or its Affiliates, and except as set forth in subsection (a)(iii) below in connection with this Agreement and the Agreement’s subject matter (and in the case of the Seller, in connection with the PSC Licence, the Seller’s activities in Equatorial Guinea including Block G, and the activities of any Group Company), directly or indirectly:

(i)have not violated or committed any act that would constitute a violation of, or an offence under, any Anti-Bribery Laws or Sanctions Laws and Regulations, irrespective of whether the Anti-Bribery Laws or Sanctions Laws and Regulations apply;
(ii)have not paid, offered, promised, or authorised the payment, directly or indirectly, of any monies or anything of value to any person for the purpose of improperly influencing any act or decision by that person, or by a Government Official, to obtain, retain, or direct business or to secure an improper advantage;
(iii)have not, to the knowledge of the Party, been the subject of any actual, pending or threatened, legal, administrative, arbitral or other proceeding, claim, suit, inquiry, or action against, or government investigation in connection with any Anti-Bribery Laws or Sanctions Laws and Regulations in or concerning any jurisdiction, whether or not relating to operations or activities in Equatorial Guinea, nor, so far as the Party is aware, are there any circumstances likely to give rise to any such investigation, inquiry or proceeding in or concerning activities or operations in Equatorial Guinea; or
(iv)have no injunction, order, judgment, ruling, or decree against them by or before any government in connection with any Anti-Bribery Laws or Sanctions Laws or Regulations.
(b)In connection with the Agreement, each Party warrants and undertakes that it, its Affiliates, its directors, officers, employees, agents or consultants, and any other person acting for, or on behalf of, such Party, directly or indirectly shall not violate any Anti-Bribery Law or Sanctions Law or Regulation, or engage any act, practice, or conduct that would constitute a violation of, or an offence under, the Anti-Bribery Laws or Sanctions Laws and Regulations, as if those laws applied to it.
(c)Each Party shall defend, indemnify and hold the other Party and its Affiliates harmless from and against any and all claims and Losses (including all Losses, suffered or incurred in investigating, settling or disputing any such action (actual or potential) and/or the reasonable costs of obtaining advice as to any such action (actual or potential)) which the other Party or its Affiliates may suffer or incur or which may be brought against it in any jurisdiction arising, directly or indirectly, out of, in respect of, or in connection with any breach of the warranties and undertakings under this Clause 16.
(d)Notwithstanding anything in this Agreement to the contrary, no provision shall be interpreted or applied so as to require any Party to do, or refrain from doing, anything which would constitute a violation of any law or regulation applicable to such Party.
(e)For the term of this Agreement and for a period of five (5) years thereafter, each Party shall reasonably cooperate in good faith with any reasonable request of any other Party to be entitled to review relevant documentation, and further each Party agrees to encourage its representatives, management and/or staff to engage in interviews at the request of any other Party, in order to verify compliance with the terms of this Clause 16 and the requirements of the Anti-Bribery Laws or Sanctions Laws and Regulations. Each Party shall cooperate fully and in good faith in any such audit or investigation conducted by another Party in relation to compliance with this Clause 16 and the Anti-Bribery Laws and Sanctions Laws and Regulations.
(f)Notwithstanding anything in this Agreement to the contrary, each Party shall have the right to suspend or terminate this Agreement and any payments hereunder if the other Party has failed to materially comply with any of the terms of Clause 16(a) and Clause 16(b).

17.Withholding
17.1Any payments made or due from a Party (the "Payer") under this Agreement shall be effected by the Payer without any deduction or withholding of any Tax unless required by law. In the event that the Payer is obliged to deduct or withhold any such Tax under applicable law when effecting any such payment, the Payer shall:
(a)make the deduction or withholding and account to the relevant Tax Authority for the amount deducted or withheld within the time allowed and in the minimum amount required by law and promptly provide the Party receiving the relevant payment (the "Payee") with evidence reasonably satisfactory to the Payee that it has done so; and
(b)(other than where the relevant payment is, or is in respect, of the Consideration) increase the amount payable to the Payee to the extent necessary to ensure that after making the required deduction or withholding the Payee receives the payment in the amount it would have received had the Payer had no obligation to make the required deduction or withholding.
17.2The Payer covenants to pay to the Payee on demand an amount equal to any Losses incurred or suffered by the Payee as a result of any failure by the Payer to comply with its obligations under Clause 17.1(a).
18.Access
18.1The Purchaser shall make available to the Seller copies of any Books and Records of the Group Companies (or, if practicable, the relevant parts of those Books and Records) which are reasonably required by the Seller for the purpose of dealing with its Tax or accounting affairs and/or in preparation of the Final Statement of Accounts in accordance with Clause 6.1 (Statements of accounts) and, accordingly, the Purchaser shall, upon being given reasonable notice by the Seller and subject to the Seller giving such undertaking as to confidentiality as the Purchaser shall reasonably require, procure that such Books and Records are made available to the Seller and its Representatives for inspection (during Working Hours) and copying (at the Seller’s expense) for and only to the extent necessary for such purpose and for a period of five (5) years from Completion.
18.2The Seller shall make available to the Purchaser copies of any Books and Records of members of the Retained Group (or, if practicable, the relevant parts of those Books and Records) which are reasonably required by the Purchaser for the purpose of dealing with its Tax or accounting affairs and, accordingly, the Seller shall, upon being given reasonable notice by the Purchaser and subject to the Purchaser giving such undertaking as to confidentiality as the Seller shall reasonably require, procure that such Books and Records are made available to the Purchaser and their Representatives for inspection (during Working Hours) and copying (at the Purchaser' expense) for and only to the extent necessary for such purpose and for a period of five (5) years from Completion.
18.3In the event that any proceeding, enquiry or investigation of any judicial or Governmental or Regulatory Authority is pending at the time of expiry of the period of five (5) years from Completion, or if at such time the Seller or the Purchaser (as applicable) is in the process of using any Books and Records in connection with satisfying applicable laws or regulations, the Seller or the Purchaser (as applicable) shall be entitled to continuing access to the Books and Records on the same terms as provided in Clauses 18.1 and 18.2 for a further period until completion of the relevant enquiry, investigation or other event.
19.Effect of completion
Any provision of the Transaction Documents which is capable of being performed after, but which has not been performed at or before Completion, shall remain in full force and effect notwithstanding Completion.

20.Assurance
20.1The Purchaser, for itself and its successors and assigns, covenants that, at any time and from time to time on or after Completion, it and they will execute and deliver all such instruments of assumption and acknowledgements or take such other action as the Seller may reasonably request in order to give full effect to this Agreement and the Transaction Documents.
20.2The Seller, for itself and its successors and assigns, covenants that, at any time and from time to time on or after Completion, it and they will execute and deliver all such instruments of assumption and acknowledgements or take such other action as the Purchaser may reasonably request in order to give full effect to this Agreement and the Transaction Documents.
21.Insurance
The Purchaser undertake that with effect from the Completion Date it will arrange insurance cover in respect of the Group Companies and acknowledges that with effect from the Completion Date any pre-existing insurance cover maintained by the Retained Group shall no longer apply to the Group Companies.
22.Assignment
22.1Subject to Clause 22.2 and any assignment to an Affiliate which shall be notified to the Seller in writing, the Purchaser may not assign, transfer, charge, declare a trust of or otherwise dispose of all or any part of its rights and benefits under this Agreement or any other Transaction Documents (including any cause of action arising in connection with any of them) or of any right or interest in any of them without the prior written consent of the Seller. The Seller may not assign this Agreement without the prior written consent of the Purchaser.
22.2The Purchaser may assign all or any of its rights under any Transaction Document by way of security or charge (or both of the foregoing) for the benefit of:
(a)any bank(s), and/or financial institution(s), and/or holder(s) of debt securities (including any corporate bond issued by the Purchaser or any Affiliate) or any other person lending money or making other banking or credit facilities available to the Purchaser and/or its Affiliates (including in connection with any refinancing or replacement of such facilities) in connection with the transaction contemplated by this Agreement; and/or
(b)any person from time to time appointed by any bank(s), and/or financial institution(s), and/or holder(s) of debt securities or any other person referred to in Clause 22.2(a) to act on its/their behalf as facility or security agent, security trustee, arranger of finance, receiver or person fulfilling a similar or related role in connection with the transaction contemplated by this Agreement,
(c)and any such beneficiary of security may assign all or any of those rights for the purpose of enforcing such security assignment or charge.
23.Entire agreement
23.1This Agreement, together with the Transaction Documents and any other documents referred to in this Agreement or any Transaction Document, constitutes the whole agreement between the Parties and supersedes any previous arrangements or agreements between them relating to the sale and purchase of the Shares.
23.2A Party’s only right or remedy in respect of any provision of this Agreement or any other Transaction Document shall be for breach of this Agreement or that Transaction Document.

23.3Save in relation to breach of this Agreement or any other Transaction Document, no Party nor any of its Related Persons shall have any right or remedy, or make any claim, against another Party nor any of its Related Persons in connection with the sale and purchase of the Shares.
23.4In this Clause 23, “Related Persons” means, in relation to a Party, members of the Retained Group (in respect of the Seller), the Purchase Group (in respect of the Purchase) and the Representatives of that Party.
23.5Nothing in this Clause 23 shall operate to limit or exclude any liability for fraud.
24.Notices
24.1Any notice or other communication to be given under or in connection with this Agreement shall be in the English language in writing and signed by or on behalf of the Party giving it. A notice may be delivered personally or sent by email, pre-paid recorded delivery or international courier to the address or email address provided in Clause 24.3, and marked for the attention of the person specified in that Clause.
24.2A notice shall be deemed to have been received:
(a)at the time of delivery if delivered personally;
(b)at the time of receipt of a confirmation email from the recipient if sent by email and the recipient shall be obligated to send a confirmation email upon receipt of any notice sent by email;
(c)two (2) Business Days after the time and date of posting if sent by pre-paid recorded delivery; or
(d)three (3) Business Days after the time and date of posting if sent by international courier, provided that if deemed receipt of any notice occurs after 5.30 p.m. or is not on a Business Day, deemed receipt of the notice shall be 9.30 a.m. on the next Business Day. References to time in this Clause 24 are to local time in the country of the addressee.
24.3Notices under this Agreement shall be sent to a Party at its address or number and for the attention of the individual set out below:
Seller
Name:    Kosmos Energy Operating
Address:    care of Kosmos Energy LLC
8176 Park Lane, Suite 500
    Dallas, Texas 75231 U.S.A.
Attn:                 General Counsel
Email:                 kosmosgeneralcounsel@kosmosenergy.com

Purchaser
Name:    Panoro Energy Block G Limited
Address:    c/o Panoro Energy Limited
78 Brook Street
    London

    W1K 5EF
    UK
Attn:                 Qazi Qadeer
Email:                 Qazi.Qadeer@panoroenergy.com

Purchaser Guarantor:
Name:    Panoro Energy ASA
Address:    c/o Panoro Energy Limited
78 Brook Street
London
W1K 5EF
UK

Attn:                 Qazi Qadeer
Email:                 Qazi.Qadeer@panoroenergy.com

24.4A Party shall notify the other Parties of any change to its details in Clause 24.3 in accordance with the provisions of this Clause 24, provided that such notification shall only be effective on the later of the date specified in the notification and five (5) Business Days after deemed receipt.
25.Announcements
No Party nor its Affiliates shall make any public announcements or other statements regarding the execution of this Agreement, the Transaction Documents, Completion or any other matter involving this Agreement or any of the transactions or documents contemplated under this Agreement without the prior written consent of the other Parties, such consent not to be unreasonably withheld, conditioned or delayed, except that a Party may make a public announcement that is required by law or to comply with any directives or other requirements of any law of any relevant jurisdiction or any securities exchange, Governmental or Regulatory Authority provided that, to the extent permissible, such Party gives the other Parties notice and a copy of the announcement at least forty-eight (48) hours prior to such announcement being made. Without limiting the scope of the foregoing provision and for the avoidance of doubt, the Purchaser is not authorised to include the ‘Kosmos’ logo in any form in any public announcement or statement, and the Seller is not authorised to include the ‘Panoro’ logo in any form in any public announcement or statement.
26.Purchaser Guarantee
26.1In consideration of the Seller entering into this Agreement, the Purchaser Guarantor irrevocably and unconditionally guarantees to the Seller punctual performance by the Purchaser its obligations to pay all monies owed to the Seller in connection with the purchase of the Shares on the terms and subject to the conditions of this Agreement (the “Guaranteed Obligations”), and undertakes to the Seller that whenever the Purchaser does not fulfil a Guaranteed Obligation, the Purchaser Guarantor shall immediately on demand pay that amount as if it was the principal obligor so that the same benefits are conferred on the Seller as it would have received if such obligation had been performed and satisfied by the Purchaser (the “Purchaser Guarantee”).
26.2The Purchaser Guarantor, as principal obligor and as a separate and independent obligation and liability from its obligations and liabilities under the Purchaser Guarantee, undertakes to indemnify and hold the Seller harmless from and against any Loss suffered or incurred by it arising directly or indirectly out of, as a result of or in connection with the non-performance by the Purchaser of any of the Guaranteed Obligations.
26.3The Purchaser Guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by the Purchaser under the Guaranteed Obligations, regardless of any intermediate payment or discharge in whole or in part.
26.4The obligations of the Purchaser Guarantor will not be affected by any act, omission, matter or thing which, but for this Clause 26.4 would reduce, release or prejudice any of its obligations under this Agreement or any other Transaction Document including:
(a)any time, waiver or consent granted to the Purchaser or any other person;
(b)the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against any guaranteed Party under this Agreement or any other Transaction Document;
(c)the insolvency (or similar proceedings) of the Purchaser, any incapacity or lack of power, authority or legal personality of the Purchaser or change in control, ownership or status of the Purchaser;
(d)any amendment to this Agreement or any other Transaction Document;
(e)any illegality, invalidity or unenforceability of any obligation of any person under this Agreement or any other Transaction Document; or
(f)any other act, event or omission which might operate to discharge, impair or otherwise affect any of the obligations of the Purchaser Guarantor or any of the rights, powers and remedies conferred on the Purchaser, in each case under this Agreement or any other Transaction Document.
26.5The Purchaser Guarantor waives any right which it may have to first require the Seller to proceed against the Purchaser before claiming from the Purchaser Guarantor.
26.6Until all amounts which may be or become payable by the Purchaser to the Seller under the Guaranteed Obligations have been irrevocably paid in full:
(i)the Purchaser Guarantor will not make demand for the payment of any sum from the Purchaser connected with or in relation to the sum demanded by the Seller or claim any set-off or counterclaim against the Purchaser;
(ii)if Purchaser is insolvent or in liquidation, the Purchaser Guarantor will not prove in any such insolvency or liquidation in competition with the Seller;
(iii)the Seller shall not be obliged to apply any sums held or received by it from the Purchaser Guarantor towards payment of Purchaser’s obligations; and
(iv)the Purchaser Guarantor will not exercise any rights which it may have to be indemnified by the Seller or otherwise claim from the Seller any sums which may be owing to it from the Seller.
26.7The Purchaser Guarantor undertakes to hold any security taken from the Purchaser in connection with the Purchaser Guarantee and any monies or rights received by the Purchaser Guarantor from the Purchaser as trustee on trust for the Seller pending discharge in full of all of the Purchaser Guarantor’s obligations under the Purchaser Guarantee.
26.8The Purchaser Guarantor agrees that:
(a)if any payment received by the Seller from the Purchaser in relation to its obligations under this Agreement is avoided or set aside on the subsequent insolvency or liquidation of the Purchaser any amount received by the Seller and subsequently repaid, shall not discharge or diminish the liability of the Purchaser Guarantor under this Clause 26, and this Clause 26 shall apply as if such payment had at all times remained owing by the Purchaser; and
(b)after a demand has been made by the Seller under this Clause 26 and until the amount demanded has been paid in full, the Seller may take such action as it thinks fit against the Purchaser to recover all sums due and payable to it under this Agreement, without affecting the obligations of the Purchaser Guarantor under this Clause 26.
26.9The Purchaser Guarantor warrants to the Seller as of the Execution Date and as of the Completion Date in the terms of Clause 12.1(a) to 12.1(e) (inclusive) (with all references to “the Purchaser” deemed to be references to the “Purchaser Guarantor”).
27.Not Used
28.Potential Claims
28.1Following Completion, upon the Purchaser or the Company becoming aware of a potential claim, action, demand or other matter (a “Relevant Matter”) which would or might give rise to a Claim in respect of a Warranty, undertaking or indemnity, the provisions of this Clause 28 shall apply.
28.2If:
(a)the Seller suffers an Insolvency Event; and
(b)the Purchaser has commenced legal or arbitration proceedings against the Seller in respect of a Relevant Matter in accordance with Clause 28.1 (a “Relevant Claim”); and
(c)it is determined or agreed in accordance with the terms of this Agreement that any part of the Deferred Contingent Consideration is due and payable, then, the Purchaser may elect to retain any part of the Deferred Contingent Consideration which is equal to the amount of the Relevant Claim (the “Retained Amount”).
28.3If the Retained Amount is less than the Deferred Contingent Consideration, the balance of the Deferred Contingent Consideration shall be payable by the Purchaser in accordance with Clause 4.7.
28.4The Retained Amount shall be deposited into an interest-bearing cash deposit account in London (or such other jurisdiction as the Parties may agree in writing) (the “Escrow Account”) to be opened in the name of the Purchaser and the Seller with an escrow agent appointed jointly (and as soon as practicable) by the Seller and Purchaser (the Escrow Agent) on the terms and conditions as required by the Escrow Agent and otherwise to reflect the terms of this Agreement (the Escrow Agreement) for the purposes of holding and applying the Retained Amount and interest accruing thereon. The fees of the Escrow Agent shall be borne equally by the Seller and the Purchaser. The Purchaser and Seller shall use their respective reasonable commercial endeavours to execute the Escrow Agreement as soon as practicable following the election of the Purchaser to retain the Retained Amount under Clause 28.2 in order to establish the Escrow Account.
28.5The Seller shall notify the Purchaser of any event referred to in Clause 28.2(a) as soon as reasonably practicable after the occurrence of the event.
28.6If on (i) final determination of, or (ii) settlement by agreement between the Parties, of the Relevant Claim:
(a)it is agreed or determined that the Relevant Claim is not payable to the Purchaser or that the amount of the Relevant Claim should be less than the Retained Amount:

(i)the Purchaser and the Seller shall promptly give joint instructions to the Escrow Agent, and in any case within five (5) Business Days of the date of such agreement or determination, to pay (A) in the event that the Relevant Claim is not payable to the Purchaser, the whole of the monies standing to the credit of the Escrow Account in respect of such Relevant Claim (including any accrued interest thereon) from the Escrow Account to the Seller, or (B) in the event that the amount of the Relevant Claim is less than the Retained Amount, the portion of the Retained Amount that is in excess of the amount of the Relevant Claim (including any accrued interest thereon) from the Escrow Account to the Seller and the amount of the Relevant Claim, being the balance of the amount in the Escrow Account, (including any accrued interest thereon) from the Escrow Account to the Purchaser; and
(ii)the Purchaser shall pay, by electronic funds transfer in immediately available funds to the Seller’s Designated Account (A) interest calculated at the Default Interest Rate on the amount of the Retained Amount or balance of the Retained Amount that is paid to the Seller in accordance with Clause 28.6(a)(i) above, calculated from the date on which such Retained Amount would have been due and payable to the Seller pursuant to Clause 4.7 up to (and including) the date such Retained Amount is received by the Seller in the Seller’s Designated Account, and (B) to the extent that any costs are awarded in respect of such Relevant Claim to the Seller and the Purchaser has not paid such costs to the Seller within ten (10) Business Days of being notified of such award, an amount equal to such costs plus interest calculated at the Default Interest Rate from and including the date on which such award is issued to the Parties up to and including the actual date of payment; or
(b)it is agreed or determined that the Relevant Claim is payable to the Purchaser:
(i)the Purchaser and the Seller shall promptly give joint instructions to the Escrow Agent, and in any case within five (5) Business Days of the date of such agreement or determination, to pay the whole of the monies standing to the credit of the Escrow Account (including any accrued interest thereon) from the Escrow Account to the Purchaser; and
(ii)to the extent that any costs are awarded in respect of such Relevant Claim to the Purchaser and the Seller has not paid such costs to the Purchaser within ten (10) Business Days of being notified of such award, then the Purchaser may either (A) deduct from the next payment of Deferred Contingent Consideration the amount of such awarded costs plus interest calculated at the Default Rate from and including the date on which such award is issued to the Parties up to and including the actual date of payment or (B) demand payment from the Seller in accordance with the terms of this Agreement plus interest at the Default Interest Rate.
28.7If the amount of a Relevant Claim under Clause 28.2 exceeds the Deferred Contingent Consideration that has been deposited into the Escrow Account (such amount being the “Excess Amount”), the Seller shall on final determination, or agreement of the Parties to the settlement of the Relevant Claim, remain liable, subject to the terms of this Agreement, for the Excess Amount plus, interest calculated at the Default Interest Rate from the date it is due to the date it is paid, and the Purchaser may elect to:
(i)off-set the Excess Amount plus interest at the Default Interest Rate against any subsequent Deferred Contingent Consideration that is agreed or determined to be payable under this Agreement; and/or
(ii)demand immediate payment from the Seller of the Excess Amount plus interest at the Default Interest Rate.

29.Confidentiality
29.1Save as expressly provided in Clause 29.3, the Seller shall and shall procure that each member of the Retained Group shall treat as confidential the provisions of the Transaction Documents, all information they possess relating to each Group Company and all information they have received or obtained relating to the Purchaser' Group as a result of negotiating or entering into the Transaction Documents.
29.2Save as expressly provided in Clause 29.3, the Purchaser shall, and shall procure that each member of its Group shall, treat as confidential the provisions of the Transaction Documents and all information it has received or obtained about the Retained Group as a result of negotiating or entering into the Transaction Documents.
29.3A Party may disclose, or permit the disclosure of, information which would otherwise be confidential if and to the extent that it:
(a)is disclosed to Representatives of that Party or its Affiliates, if this is reasonably required in connection with this Agreement (and provided that such persons are required to treat that information as confidential);
(b)is required to do so by law or any securities exchange, or by compulsory process issued by any Governmental or Regulatory Authority or Taxation Authority;
(c)was already in the lawful possession of that Party or its Representatives without any obligation of confidentiality (as evidenced by written records);
(d)comes into the public domain other than as a result of a breach by a Party of this Clause 29;
(e)lawfully comes into the possession of that Party, its Affiliates or their Representatives from a third party that expressly represents that it has the right to disseminate such information at the time it is acquired by such Party; or
(f)receives prior written consent to the disclosure from the other Party, provided that prior written notice of any confidential information to be disclosed pursuant to this Clause 29 shall be given to the other Parties at least five business days in advance of the disclosure and their reasonable comments taken into account in good faith.
29.4The confidentiality restrictions in Clauses 29.1 to 29.3 shall continue to apply after the termination of this Agreement without limit in time.
30.Costs and expenses
30.1Each Party shall pay its own costs and expenses in relation to the negotiations leading up to the sale and purchase of the Shares and the preparation, execution and carrying into effect of this Agreement and the other Transaction Documents. Each Party shall bear and pay the costs and expenses of any advisers, consultants, investment bankers or other parties hired by it in connection with the transaction contemplated in this Agreement and the other Transaction Documents.
30.2The Purchaser and Seller shall each bear fifty percent (50%) of all stamp duty, stamp duty reserve Tax or other documentary or transaction duties imposed by any Tax Authority of the Cayman Islands, arising as a result or in consequence of this Agreement (or any other Transaction Document) or of its implementation (including, but not limited to, any Registrar’s fees related to the transfer of Shares envisaged in this Agreement). The Seller shall bear all relevant stamp duty, stamp duty reserve Tax or other documentary or transaction duties imposed by any Tax Authority and any other Tax, fee or cost imposed by the Tax Authority in Equatorial Guinea on the Seller or the Group Companies. The Purchaser shall bear all relevant stamp duty, stamp duty reserve Tax or other documentary or transaction duties imposed by any Tax Authority and any other Tax, fee or cost imposed by the Tax Authority in Equatorial Guinea on the Purchaser or its Affiliates. The Purchaser and the Seller shall each bear fifty percent (50%) of all other regulatory costs or amounts agreed by the Parties to be paid to any Governmental or Regulatory Authority, in relation to the CEMAC Regulation.
31.Counterparts and Electronic Signatures
This Agreement may be executed in counterparts and shall be effective when each Party has executed and delivered a counterpart, provided that neither Party shall be bound to this Agreement until both Parties have executed a counterpart. Each counterpart shall constitute an original of this Agreement, but all the counterparts shall together constitute one and the same instrument. For purposes of assembling the counterparts into one document, both Parties are authorized to detach the signature page from one counterpart and attach it to a signed signature page of a counterpart. A manually signed copy of this Agreement delivered by facsimile, scan, email or other form of electronic communications shall be deemed to have the same legal effect as the delivery of an original signed copy or counterpart of this Agreement.
32.Severance and validity
If any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.
33.Variations
No variation of this Agreement shall be effective unless in writing and signed by or on behalf of the Parties.
34.Remedies and waivers
34.1No waiver of any right under this Agreement or any other Transaction Document shall be effective unless in writing. Unless expressly stated otherwise a waiver shall be effective only in the circumstances for which it is given.
34.2No delay or omission by any Party in exercising any right or remedy provided by law or under this Agreement, except in relation to any right or remedy contained in Clause 11 (Seller’s Limitations on Liability), shall constitute a waiver of such right or remedy.
34.3The single or partial exercise of a right or remedy under this Agreement shall not preclude any other nor restrict any further exercise of any such right or remedy.
34.4The rights and remedies provided in this Agreement are cumulative and do not exclude any rights or remedies provided by law except as otherwise expressly provided.
34.5No Double Recovery
A Party shall not be entitled to recover damages or obtain payment, reimbursement, restitution or indemnity more than once in respect of any one shortfall, damage, deficiency, breach or other set of circumstances which gives rise to one or more claim under this Agreement. For the purposes of this Clause 34.5, recovery by any Group Companies following Completion shall be deemed to be recovery by the Purchaser.

34.6Exclusion of Limitations
Nothing in this Agreement shall apply to limit a claim under this Agreement that arises or is delayed as a result of fraud or Wilful Misconduct by a Party, any other member of a Group, the Retained Group or any Group Company or any of their respective officers or employees.
34.7Consequential Loss
34.8Notwithstanding anything to the contrary contained in this Agreement, in no event shall a Party be liable to another Party for any claims for liabilities for any actual or expected:
(a)indirect or consequential loss of profits;
(b)loss of revenue, loss of goodwill, loss of opportunity, or loss of business, in each case that are indirect or consequential; or
(c)any other special, indirect or consequential loss.
35.Third party rights
35.1Save as expressly provided in Clause 35.2, a person who is not a Party or its successor or permitted assignee shall have no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any of the terms of this Agreement.
35.2Clauses 9 (Post-completion covenants), 10 (Seller’s warranties), 12 (Purchaser' warranties and undertakings), 13 (Environmental indemnity), 18.2 (Access), 20 (Assurance), 25 (Announcements) and 29 (Confidentiality) are intended to benefit members of the Retained Group and Clause 23 (Entire agreement) is intended to benefit a Party’s Related Persons, and each such Clause shall be enforceable by any of them under the Contracts (Rights of Third Parties) Act 1999, subject to the other terms and conditions of this Agreement.
35.3The Parties may amend or vary this Agreement in accordance with its terms without the consent of any other person.
36.Governing law and jurisdiction
36.1This Agreement, including any non-contractual obligations arising out of or in connection with this Agreement and any and all other agreements and instruments executed and other documents delivered pursuant hereto, are governed by and shall be construed in accordance with English law.
36.2The Parties agree that any claim, dispute or difference of whatever nature arising under, out of or in connection with this Agreement (including a claim, dispute or difference regarding its existence, termination or validity or any non-contractual obligations arising out of or in connection with this Agreement ) (a “Dispute”), shall be referred to and finally settled by arbitration in accordance with the London Court of International Arbitration (“LCIA”) Rules (the “Rules”) as in force at the date of this Agreement and as modified by this Clause, which Rules shall be deemed incorporated into this Clause. The number of arbitrators shall be three, one of whom shall be nominated by the claimant(s), one by the respondent(s) and the third of whom, who shall act as presiding arbitrator shall be nominated by the two party-nominated arbitrators, provided that if the third arbitrator has not been nominated within thirty days of the nomination of the second party-nominated arbitrator, such third arbitrator shall be appointed by the LCIA Court. The seat of arbitration shall be London, England and the language of arbitration shall be English. Sections 45 and 69 of the Arbitration Act 1996 shall not apply. The Emergency Arbitrator provisions in Article 9B of the Rules shall not apply. Notwithstanding any inconsistencies with the Rules, a Request for Arbitration must be served on all other Parties to the dispute in accordance with Clause 24 (Notices) of this Agreement.
36.3In order to facilitate the comprehensive resolution of related disputes, all claims between any of the Parties that arise out of or in connection with this Agreement any other Transfer

Document or other instrument executed pursuant to this Agreement, or any of the Assets Documents may be brought in a single arbitration. Upon the request of any Party to an arbitration commenced pursuant to Clause 36.2 (an “Arbitration”), the arbitral tribunal shall consolidate the Arbitration with any other arbitration proceeding relating to this Agreement, any other Transfer Document or other instrument executed pursuant to this Agreement, or to any of the Assets Documents, and in respect of which the arbitral tribunal was constituted after the constitution of the arbitral tribunal in the Arbitration, if either:
(a)all parties concerned agree; or
(b)the arbitral tribunal determines that (i) there are issues of fact or law common to the two proceedings so that a consolidated proceeding would be more efficient than separate proceedings; and (ii) no party would be prejudiced as a result of such consolidation through undue delay or otherwise.
In the event of an order for consolidation, (i) where the parties in the two proceedings are identical, the tribunal constituted first in time shall serve as the arbitral tribunal for the consolidated arbitration and (ii) where the parties in the two proceedings are not identical, a new arbitral tribunal for the consolidated arbitration shall be constituted in accordance with the provisions of Clause 36.2. Where a new tribunal is so constituted, for the avoidance of doubt, any rulings, directions or orders made by the arbitral tribunal constituted first in time, with the exception of outstanding orders for costs, will be of no effect. For the purpose of the constitution of the arbitral tribunal under this provision, and without prejudice to any party’s rights under applicable limitation periods, the consolidated arbitration will be considered to have been commenced on the date of receipt by all the parties of the order for consolidation.
36.4The Parties agree that before the constitution of the arbitral tribunal, any party to an Arbitration may effect joinder by serving notice on any party to this Agreement, the Transfer Documents or any instrument executed pursuant to this Agreement, or any one of the Assets Documents whom it seeks to join, provided that such notice is also sent to all other parties to the Arbitration and the LCIA Court within 30 days of service of the Request for Arbitration. The joined party will become a claimant or respondent party (as appropriate) in the Arbitration and participate in the arbitrator appointment process in Clause 36.2.
36.5The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement.
36.6The Parties irrevocably submit to the non-exclusive jurisdiction of the courts of England to support any arbitration pursuant to this Clause 36 including, if necessary, the grant of interlocutory relief.
36.7The Purchaser and Purchaser Guarantor hereby irrevocably authorises and appoints Panoro Energy Limited of 78 Brook Street, London W1K 5EF to accept on its behalf service of all legal process arising out of or in connection with any proceedings before the courts of England and Wales in connection with this Agreement.
36.8The Seller hereby irrevocably authorises and appoints Kosmos Energy LLC of 10 Stratton Street, London W1J 8LG, United Kingdom, who has agreed in writing to accept such appointment, to accept on its behalf service of all legal process arising out of or in connection with any proceedings before the courts of England and Wales in connection with this Agreement.

In Witness Whereof each Party has executed this Agreement or caused this Agreement to be executed by its duly authorised representatives.

Schedule 1

(Details of the Group Companies)
Part 1
(Details of the Company)

1.Company name	:	Kosmos International Petroleum, Inc.
1.Date of incorporation and place of incorporation	:	30 October 2018, Cayman Islands
1.Registration number	:	[***]
1.Registered office address	:	Fourth Floor, Century Yard, Cricket Square Elgin Avenue, P.O. Box 32322 George Town, KY1-1209 Grand Cayman, Cayman Islands
1. 2.Type of company	:	Exempted company with limited liability
1.Authorised share capital	:	USD $50,000 consisting of 50,000 ordinary shares with a nominal value of USD $1 each
1.Shareholding of the Seller	:	Indirect holding 100% and on completion of the Reorganisation a direct legal holding of 100%
1.Shareholder – number of issued shares	:	Seller – one (1) ordinary share with a nominal value of USD $1 each (subject to Clause 5.6)
1.Directors	:	[***]

Part 2
(Details of the Subsidiary)

1.Company name	1.:	1.Kosmos Equatorial Guinea, Inc.
1.Date of incorporation and place of incorporation	1.:	1. 30 October 2018, Cayman Islands
1.Registration number	1.:	1.[***]
1.Registered office address	1.:	1.Fourth Floor, Century Yard, Cricket Square Elgin Avenue, P.O. Box 32322 2.George Town, KY1-1209, Grand Cayman, Cayman Islands
1. 2.Type of company	1. 2.:	1. 2.Exempted company with limited liability
1.Authorised share capital	1.:	1.USD $50,000 divided into 50,000 ordinary shares with a nominal value of USD $1 each
1.Shareholding of the Company	1.:	1. 100%
1.Shareholder – number of issued shares	1.:	1.Company – one (1) ordinary share with a nominal value of USD $1 each
1.Directors	1.:	1. [***]

1.

Schedule 2

(Completion Arrangements)
Part 1
(Seller’s Obligations)
At Completion, the Seller shall:
1.execute and deliver to the Purchaser counterparts of the Transaction Documents to be executed by the Seller at Completion and procure the execution and delivery of those Transaction Documents (if any) to which a member of the Retained Group or a related person or the Company is a party; and
2.deliver to the Purchaser:
2.1Accounts
2.1a copy of the Initial Statement of Accounts;
2.2execute and deliver to the Purchaser board minutes in respect of each Group Company and any bank mandate form to change the signatories to any Group Company Bank Account;
Authorisations
2.3a certified copy of each power of attorney under which any document to be delivered to the Purchaser has been executed (if any);
2.4a copy of the minutes of the meeting of the board of directors (and, where required under applicable law or the relevant entity's constitutional documents, of the members) of the Seller, the Company and the Subsidiary (or its equivalent) duly authorising: (x) the execution of this Agreement and other Transaction Documents to which each is a party; and (y) the matters contemplated by this Agreement and the Transaction Document to which each is party (including, without limitation, (i) the transfer of one hundred percent (100%) of the Shares from the Seller to the Purchaser; (ii) the issue of a share certificate in the name of the Purchaser in respect of one hundred percent (100%) of the Shares relating to individually numbered shares; (iii) the changes in the Company's and the Subsidiary's directors (and for this purpose the Purchaser shall notify the Seller of the incoming directors no later than ten Business Days prior to Completion); and (iv) the change in the Company's and the Subsidiary's registered office)
2.5a copy of the acceptance of the process server;
Director and Officer Documents
2.6letters of resignation signed by all the directors of the Company and of the Subsidiary, substantially in the form of Schedule 4 (Form of Resignation Letter) (the “Outgoing Directors and Officers”);
2.7a certified copy (certified by the registered office service provider of the Company) of the register of directors and officers of the Company maintained by (or on behalf of) the Company as updated to record the registration therein, as at Completion, of (x) the resignation of the Outgoing Directors and Officers of the Company and (y) the appointment of each Director and each Officer to the Company nominated by the Purchaser;
2.8a certified copy (certified by the registered office service provider of the Subsidiary) of the register of directors and officers of the Subsidiary maintained by (or on behalf of) the Subsidiary as updated to record the registration therein, as at Completion, of (x) the resignation of the Outgoing Directors and Officers of the Subsidiary and (y) the appointment of each Director and each Officer to the Subsidiary nominated by the Purchaser;

2.9Registered Office Documents
2.10evidence that the registered office of the Company and the Subsidiary have been changed from their existing location to such registered office(s) (located in the Cayman Islands) as the Purchaser shall notify the Seller in writing no later than ten Business Days prior to Completion;
Register of Mortgages and Charges
2.11a certified copy (certified by the registered office service provider of the Company or the Subsidiary, as applicable) of the register of mortgages and charges of the Company and of the Subsidiary;
Share Documents
2.12a copy of the share transfer instruments executed by the Seller for the purposes of transferring one hundred percent (100%) of the Shares to the Purchaser' share account;
2.13each share certificate as previously issued in the name of the Seller in respect of the Shares, each such share certificate being duly cancelled;
2.14a share certificate in the name of the Purchaser in respect of one hundred percent (100%) of the Shares;
2.15a certified copy (certified by the registered office service provider of the Company) of the register of members of the Company maintained by (or on behalf of) the Company as updated to record the registration therein, as at Completion, of the transfer of one hundred percent (100%) of the Shares from the Seller to the Purchaser;
2.16a share certificate in the name of the Company in respect of one hundred percent (100%) of the Subsidiary Shares;
2.17a certified copy (certified by the registered office service provider of the Subsidiary) of the register of members of the Subsidiary maintained by (or on behalf of) the Subsidiary recording the registration of the Company as the holder of one hundred percent (100%) of the Subsidiary Shares.
The Seller shall, as soon as reasonably practicable following Completion but no later than 5:00 p.m. (local time in the Cayman Islands) on the Completion Date, deliver to the new registered office of the Company and the Subsidiary as notified to the Seller in accordance with paragraph 2.7 above:
1.originals of the registers referred to in paragraphs 2.5, 2.6, 2.8, 2.12 and 2.14 above;
2.the certificate of incorporation of the Company and of the Subsidiary;
3.each certificate of incorporation on change of name of the Company and of the Subsidiary;
4.the memorandum of association of the Company and of the Subsidiary;
5.the articles of association of the Company and of the Subsidiary;
6.a certificate of good standing in respect of the Company and of the Subsidiary to be dated within twenty (20) days of Completion or such other date as is nominated by the Purchaser;
7.the minutes of all meetings of, and all resolutions consented to by, the directors, members, committees of directors and committees of members of the Company and of the Subsidiary;
8.the tax exemption certificate of the Company and of the Subsidiary; and
9.all common seal(s) of the Company and of the Subsidiary.

Part 2
(Purchaser’s Obligations)
At Completion, the Purchaser shall:
1.procure that one hundred percent (100%) of the Initial Adjusted Consideration shall be transferred to the Seller’s Designated Account by wire transfer in immediately available cleared funds and shall deliver to the Seller SWIFT confirmations (in a form satisfactory to the Seller) that the payment of the above stated amount has been made pursuant to this Agreement;
2.execute and deliver to the Seller the Transaction Documents to be signed by it or any relevant member of its Group or a Related Person;
3.deliver to the Seller:
3.1a copy of the minutes of the meeting of the board of directors of it and the Purchaser Guarantor (or the equivalent of the board of directors) and any other necessary corporate approvals authorising its execution of this Agreement and other Transaction Documents to which each is a party;
3.2a certified copy of each power of attorney under which any document to be delivered to the Seller has been executed by it (if any); and
3.3a copy of the share transfer instructions executed by it for the purpose of transferring one hundred percent (100%) of the Shares to its share account.
3.4

Schedule 3

(Seller’s Limitations on Liability)
1.Purchaser' Knowledge
1.1The Seller shall not be liable to the Purchaser in respect of a Claim (other than a Claim for breach of a Title Warranty) to the extent that the facts and circumstances giving rise to such Claim were:
(a)Disclosed before the execution of this Agreement or, in respect of matters arising between execution of this Agreement and Completion, Disclosed before Completion; or
(b)otherwise known at the date of this Agreement by the Purchaser or any member of its Group solely through its holding of a participating interest under the JOA.
1.2If the Purchaser (or any member of its Group or any of their respective Representatives) becomes aware of a matter which might reasonably give rise to a Claim, the Seller shall not be liable to that Purchaser in respect of it unless written notice of all relevant facts is given by that Purchaser to the Seller as soon as practicable following their so becoming aware and in any event within thirty (30) days of such event. If the matter is capable of remedy, the Purchaser shall only be entitled to compensation if the matter is not remedied within thirty (30) days after the date on which such notice given to the Seller.
2.Limitations on Quantum
2.1The liability of the Seller in respect of any Claim:
(a)shall not arise unless and until the amount of such Claim exceeds [***] (in which case the liability of the Seller shall be for the full amount of the Claim);
(b)shall not arise unless and until the amount of all Claims (other than in respect of Title Warranties) for which it would, in the absence of this provision, be liable exceeds [***]; and
(c)shall not (when aggregated with the amount of all other Claims under the Warranties other than Title Warranties, Anti-Bribery Warranties and Indemnities) exceed [***];
(d)shall not (when aggregated with the amount of all other Claims under the Title Warranties, Anti-Bribery Warranties or under any Indemnity), exceed [***] of the Consideration (to the extent received by the Seller).
3.Time Limits
3.1The Seller shall not be liable in respect of any Claim (other than in respect of a Tax Warranty, an Anti-Bribery Warranty or an Indemnity) unless written notice containing full details of such Claim is given by or on behalf of the Purchaser to the Seller by no later than [***] from the Completion Date provided that any such Claim shall (if not previously satisfied, settled or withdrawn) be deemed to have been withdrawn and the Seller shall have no liability for such Claim unless arbitration proceedings in respect of it have been properly issued and validly served within [***] of such written notice being given to the Seller.
3.2The Seller shall not be liable for a Claim in respect of any Tax Warranty, Anti-Bribery Warranty or any Indemnity unless written notice containing full details of such Claim is given by or on behalf of the Purchaser to the Seller by no later than [***] from the Completion Date provided that any such Claim shall (if not previously satisfied, settled or withdrawn) be deemed to have been withdrawn and the Seller shall have no liability for such Claim unless arbitration proceedings in respect of it have been properly commenced within [***] of such written notice being given to the Seller.

4.Allowances, Provisions or Reserves
4.1The Seller shall not be liable for any Claim to the extent that allowance, provision or reserve has been made in the Accounts for the matter giving rise to such Claim (but only to the extent of such allowance, provision or reserve).
5.Contingent Liability
The Seller shall not be liable for any Claim based upon a liability which is contingent unless and until such contingent liability becomes an actual liability.
6.Retrospective Legislation
7.The Seller shall not be liable for any Claim to the extent that the Claim arises (or is increased) as a result of any change in any legislation or any change in the practice (including the withdrawal of any extra-statutory concession) of any Tax Authority or in the judicial interpretation of the law on or after the Completion Date.
8.Voluntary Acts or Omissions
The Seller shall not be liable to the Purchaser for any Claim to the extent that Claim arises or increases directly or indirectly as a result of any voluntary act or omission of any member of that Purchaser’s Group (including, following Completion, the Group Companies) after the Completion Date (but only to the extent of such increase in the Claim).
9.Cease in Ownership
The Seller shall not be liable to the Purchaser for any Claim arising out of an event, matter, circumstance, act or omission in respect of the Group Companies which occurs after such Group Companies have ceased to be subsidiaries of the Purchaser or of any other member of its Group.
10.Reliefs
The Seller shall not be liable for that part of any Claim to the extent that any Tax relief or other deduction arising before Completion is available (or would be available upon the making of a Claim by the relevant Group Company) to reduce or otherwise mitigate the liability of the Group Company which is the subject of such Claim.
11.Duty to Mitigate
The Purchaser shall mitigate any loss or damage which it may suffer as a result of a breach by the Seller of this Agreement.
12.Loss Otherwise Compensated
12.1The Seller shall not be liable to the Purchaser for any Claim to the extent that:
(a)the matter giving rise to such Claim has been (or is capable of being) made good or is (or is capable of being) otherwise compensated for without Liability to the Purchaser; or
(b)the Claim is recovered under any insurance policy.
12.2In assessing a Claim, corresponding savings by, or net benefits to, the Purchaser’s Group shall be taken into account (including the amount by which Taxation is actually saved as a result of the Loss which is the subject of the Claim).

13.Recovery from Third Parties
Where the Purchaser is entitled to recover from any other person an amount in respect of any matter relating to a Claim, the Purchaser shall promptly notify the Seller in writing and use its reasonable endeavours to recover such amount. The Purchaser shall keep the Seller fully informed of the progress of such recovery and shall provide copies of all relevant correspondence and documentation. Upon recovery of such amount the Purchaser shall:
13.1deduct the full amount from the Claim, less any costs and expenses incurred by the Purchaser or any Affiliate in undertaking the recovery (if the entitlement of the Purchaser to recover arose before payment is made by the Seller under the Claim); or
13.2repay to the Seller the lesser of such amount paid by the Seller to the Purchaser under the Claim or the full amount recovered by that Purchaser less any costs and expenses incurred by the Purchaser or any Affiliate in undertaking the recovery (if the entitlement to recover arose after payment had been made by the Seller under the Claim).
14.Conduct of Claims
If the Purchaser or any member of its Group becomes aware of any matter which may result in a claim being brought against it by another person (a “Third Party Claim”) which may lead to a Claim, the Purchaser shall and shall procure that each member of its Group shall:
14.1make no admission of liability or settle or compromise the Third Party Claim without the prior consent in writing of the Seller such consent not to be unreasonably withheld or delayed;
14.2for the duration of the Third Party Claim keep the Seller reasonably informed of all material developments in relation to the Third Party Claim within its knowledge (including reasonable access to premises and personnel and the right to examine and copy at the Seller’s costs and expense all relevant documents and records);
14.3subject to the Purchaser to its reasonable satisfaction being indemnified by the Seller against all reasonable costs which may be incurred by reason of such action, the Purchaser shall consult with and follow the instructions of the Seller in relation to all matters connected with the Third Party Claim and take all such action as the Seller may reasonably request in relation to the Third Party Claim, including commencing, conducting, defending, resisting, settling, compromising or appealing against any proceedings; and
14.4subject to paragraph 13.5, permit the Seller at its own cost and expense to have sole conduct of the Third Party Claim and permit the Seller to take such action as it decides is necessary at any time and in its sole discretion to avoid, defend, dispute, mitigate, appeal, settle or compromise the Third Party Claim.
14.5The Seller shall not be entitled to take sole conduct of a Third Party Claim in accordance with paragraph 13.4 to the extent such Third Party Claim has been brought against the Purchaser or Group Company by the Equatorial Guinean Government or any Governmental or Regulatory Authority of the Republic of Equatorial Guinea, save that where such Third Party Claim has been brought by a Tax Authority or an Environmental authority the Seller and the Purchaser shall:
(a)ensure that the other Parties are kept fully informed of the progress of any such Third Party Claim;
(b)ensure that the other Parties receive copies of, or extracts from, all material written correspondence to or from any relevant Governmental or Tax Authority or Environmental authority which has brought the relevant Third Party Claim; and
(c)consult with each other (in good faith and from time to time) as to the appropriate steps to be taken in relation to the conduct of any such Third Party Claim including any decision to avoid, defend, dispute, mitigate, appeal, settle or compromise the Third Party Claim (provided that in circumstances where there is any disagreement between the Seller and the Purchaser (each acting reasonably) with regard to any step proposed to be taken in relation to the conduct of such a Third Party Claim, the Purchaser shall be entitled to take, or procure that there is taken, such step as they consider to be appropriate).
15.Purchaser's diligence
15.1The Purchaser acknowledges that it is an experienced, sophisticated buyer and has conducted its own investigation with respect to the acquisition of the Group Companies.

Schedule 4

(Form of Resignation Letter)

To:         Kosmos International Petroleum, Inc.
        Kosmos Equatorial Guinea, Inc.

Address:    Fourth Floor, Century Yard
                        Cricket Square, Elgin Avenue
                        P.O. Box 32322
                       George Town, KY1-1209
                       Grand Cayman, Cayman Islands

[_______] 202_
Dear Sirs,
I, [●] hereby resign as a Director and (if appointed as officer) officer of Kosmos International Petroleum, Inc., (registration number 344316) and Kosmos Equatorial Guinea, Inc. (registration number 344326), each having its registered office at Fourth Floor, Century Yard, Cricket Square, Elgin Avenue, P.O. Box 32322, George Town, KY1-1209, Grand Cayman, Cayman Islands (the “Companies”) with immediate effect.

I acknowledge that I have no claim whatsoever against the Companies in respect of fees, remuneration, expenses, compensation for loss of office, or otherwise arising from my resignation as a director and officer of the Companies. To the extent that any such claim exists or may exist, I irrevocably and unconditionally waive such claim and release the Companies from any liability in respect thereof. I confirm that no arrangement is outstanding under which the Companies have or may have any obligation to me.
This deed and all contractual and non-contractual obligations arising out of it shall be governed by and construed in accordance with English law.

In witness whereof, this letter is executed as a deed on the date first mentioned.

EXECUTED as a DEED by [Name of director] in the presence of: ………………………………………………… …………………………………………. Witness Name Address Occupation

Schedule 5
Part 1
(Initial Statement of Accounts Form)

Total

	Clause	US$

Initial Consideration	4.1	x

Cash Calls issued and paid	4.3(a)	x
Cargo proceeds received	4.3(b)	(x)
Amounts paid for benefit of Group Company subject to limitations	4.3(c)	x
Amounts paid for insurance premium costs, subject to limitations	4.3(d)	x
Working Capital Amount	4.3(e)	(x)
Leakage other than Permitted Leakage	4.3(f)	(x)
Interest	4.3(g)	(x)

Initial Adjusted Consideration Due at Completion		X

Part 2
(Final Statement of Accounts Form)

	Clause	US$

Initial Consideration	4.1	X
Cash Calls issued and paid	4.3(a)	x
Cargo proceeds received	4.3(b)	(x)
Amounts paid for benefit of Group Company subject to limitations	4.3(c)	x
Amounts paid for insurance premium costs, subject to limitations	4.3(d)	x
Working Capital Amount	4.3(e)	(x)
Leakage other than Permitted Leakage Interest	4.3(f) 4.3(g)	(x) x

Final Adjusted Consideration as per Final Statement of Accounts		X

Less Initial Adjusted Consideration Paid at Completion	4.3	(x)
		____________
Final Settlement Amount	4.6	x

		____________
Final Adjusted Consideration to/(from) Seller	4.6	X

Schedule 6

(Senior Managers)
[***] (currently Senior Vice President, Equatorial Guinea Business Unit, Kosmos Energy)
[***] (Vice President and Country Manager, Kosmos Energy Equatorial Guinea)
[***] (Vice President Tax, Kosmos Energy)
[***] (Vice President and Chief Accounting Officer, Kosmos Energy)

Schedule 7

Working Capital Adjustment
Working Capital Amount shall comprise of the following items:

Items	USD amount
(+) Cash (to the extent held within Group Company Bank Accounts at YE2025	[**]

(-) 50% on Cost of dispute settlement and costs incurred prior to Execution Date on Island Drilling	[***]
(-) Overlift Entitlement inventory position of [***] Barrels valued at the price of last sold cargo immediately prior to the Economic Date	[***]
(+) 2025 prepaid minimum Tax	[***]
(-) Accruals of YE 2024 Liabilities payable	0
(-) One time exceptional fixed contribution	[***]
TOTAL WORKING CAPITAL AMOUNT	([**])
Part 1

Schedule 8(Affiliate Contract)
1.Technical, Management and Administrative Services Agreement dated October 30, 2018 by and between Kosmos Equatorial Guinea, Inc. and Kosmos Energy LLC.
2.Any payments properly due and payable by the Group Companies to either the Seller or any of its Affiliates (as applicable) in respect of general and administrative costs, actual time writing costs, and other costs, including in respect of any insurance costs, incurred by the Seller or any of its other Affiliates (as applicable) and made in the Ordinary Course of Business and in accordance with past practice.

3.

Signed for and on behalf of KOSMOS ENERGY OPERATING	/s/ Mazine Kessaissia Authorised signatory

Signed for and on behalf of PANORO ENERGY BLOCK G LIMITED	/s/ Julien Balkany Authorised signatory
Signed for and on behalf of PANORO ENERGY ASA	/s/ Julien Balkany Authorised signatory